UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Move, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Move, Inc.
910 East Hamilton Avenue
Campbell, California 95008
_________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 15, 2011
_________________________

To Our Stockholders:

     The annual meeting of stockholders of Move, Inc., a Delaware corporation, will be June 15, 2011, at 9:30 a.m., local time, at the Company’s offices located at 910 East Hamilton Ave., 6th Floor, Campbell, California 95008, for the following purposes:

1.	To elect the six directors nominated for election by the Governance and Nominating Committee of our board of directors (the “Board”), as listed in the enclosed proxy statement, each to serve for a term through the annual meeting of stockholders in 2012 and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Move, Inc.’s independent auditors for the fiscal year ending December 31, 2011;

3.	To amend the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval;

4.	To authorize an amendment to the Company’s Restated Certificate of Incorporation to reduce the total number of shares of common stock that the Company is authorized to issue, corresponding, proportionately, with a contemplated 1-for-4 reverse stock split, but subject to the Board’s discretion to effect or abandon such amendment (and such reverse stock split);

5.	To approve the Move, Inc. 2011 Incentive Plan;

6.	To hold an advisory vote to approve the compensation paid to the Company’s named executive officers;

7.	To hold an advisory vote on the frequency of holding advisory votes to approve the compensation paid to the Company’s named executive officers; and

8.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. Only stockholders of record at the close of business on the record date, April 19, 2011 (the “Record Date”), are entitled to receive notice of and vote at the annual meeting or any postponement or adjournment thereof.

     Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about May 5, 2011, we will mail our stockholders a Notice Regarding Availability of Proxy Materials (the “Notice”), in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders and any adjournments or postponements thereof. On or before the date of mailing, we will make our Proxy Statement, including this Notice of Annual Meeting, and the Annual Report, publicly available on the Internet so that it is accessible according to the instructions provided in the Notice. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet or by mail, including how to receive a printed copy of our proxy materials.

By Order of the Board of Directors, James S. Caulfield Executive Vice President, General Counsel and Secretary Westlake Village, California April 28, 2011

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. If you execute a proxy over the Internet or by mailing in a proxy card, but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

____________________

PROXY STATEMENT
____________________

     This proxy statement is furnished on behalf of the board of directors of Move, Inc., a Delaware corporation (“Move” or the “Company”), for use at Move’s annual meeting of stockholders to be held on June 15, 2011, at 9:30 a.m., local time, and any postponement or adjournment thereof. The annual meeting will be held at the Company’s offices located at 910 East Hamilton Ave., 6th Floor, Campbell, California 95008.

     These proxy solicitation materials were first made available on or about May 5, 2011, to stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, stockholders will vote on the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including the election of six directors, ratification of the appointment of the Company’s independent auditors, amendment to the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval, authorization of an amendment, at the Board’s discretion, of the Company’s Restated Certificate of Incorporation to reduce the total number of authorized shares of common stock proportionately with a contemplated (also at the Board discretion) 1-for-4 reverse stock split, approval of the Move, Inc. 2011 Incentive Plan, approval, on an advisory basis, of the compensation paid to the Company’s named executives and holding an advisory vote on whether the frequency of future advisory votes on compensation of named executives should be on an annual basis, every two years or every three years.

     There are currently eight directors serving on the board of directors of the Company. All directors to be elected by the holders of our common stock and the holders of our Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), voting as a single class, will be elected for a term of one year. Accordingly, six of our current directors -- Joe F. Hanauer, Steven H. Berkowitz, Kenneth K. Klein, Roger B. McNamee, V. Paul Unruh and Bruce G. Willison -- have been nominated and are being submitted for re-election to our holders of common stock and Series B Preferred Stock, voting as a single class as indicated under “Who is entitled to vote?” below.

     Separately, by virtue of their ownership of the outstanding shares of the Series B Preferred Stock, Elevation Partners, L.P. and its affiliate Elevation Employee Side Fund, LLC (together “Elevation”) are currently entitled to elect one director to our Board (the “Series B Director”) pursuant to the Certificate of Designation of the Series B Preferred Stock. Following their purchase of the Series B Preferred Stock in 2005, Elevation elected Roger B. McNamee and Fred D. Anderson to the Board as the Series B Directors, and re-elected each of them each year thereafter. Following our partial redemption of the Series B Preferred Stock in February 2011, however, Elevation remained contractually entitled to elect only a single member to the Board. As with the other directors, under the Restated Certificate of Incorporation, Mr. Anderson’s and Mr. McNamee’s current terms expire at this annual meeting. Elevation has indicated its intent to re-elect Mr. Anderson as the Series B Director as of our 2011 annual meeting. Because Mr. Anderson will be elected by Elevation, his election will not be voted on by holders of our common stock or Series A Preferred Stock. See the “Management – Directors and Executive Officers” section of this proxy statement for more information.

     In addition, pursuant to its ownership of our sole outstanding share of Series A Preferred Stock (the “Series A Preferred Stock”), the National Association of REALTORS® (the “NAR”) has the right to elect one director to our Board (the “Series A Director”). Beginning with our 2008 annual meeting, and again at our 2009 and 2010 annual meetings, the NAR elected Catherine B. Whatley to serve as the Series A Director. Ms. Whatley’s term expires at this annual meeting. The NAR has indicated its intent to re-elect Catherine B. Whatley to serve as the Series A Director as of our 2011 annual meeting.

Who is entitled to vote?

     Only stockholders of record who owned our common stock or Series B Preferred Stock at the close of business on the Record Date are entitled to vote at the annual meeting or any postponement or adjournment of the meeting. Pursuant to the Certificate of Designation of the Series B Preferred Stock, the holders of the Series B Preferred Stock are entitled, on an as converted basis, to vote with the holders of common stock, voting as a single class, on any matter to come before the stockholders of the Company. The holders of the common stock are not entitled to vote on the election of the Series B Director.

     Pursuant to its ownership of our sole outstanding share of Series A Preferred Stock, the NAR has the right to elect the Series A Director. The holders of the common stock are not entitled to vote on the election of the Series A Director.

     Pursuant to the Certificate of Designation of the Series B Preferred Stock and its ownership of one-third of the original issuance of shares of Series B Preferred Stock, Elevation has the right to elect the Series B Director. The holders of the common stock are not entitled to vote on the election of the Series B Director.

What is the board of directors’ recommendation on the proposals?

The board of directors recommends that you vote:
  FOR the election of Joe F. Hanauer, Steven H. Berkowitz, Kenneth K. Klein, Roger B. McNamee, V. Paul Unruh and Bruce G. Willison as directors;

  FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011;

  FOR the proposal to amend the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval;

  FOR the authorization of an amendment to the Company’s Restated Certificate of Incorporation to reduce the total number of shares of common stock that the Company is authorized to issue, corresponding, proportionately, with a contemplated 1-for-4 reverse stock split, but subject to the Board’s discretion to effect or abandon such amendment (and such reverse stock split);

  FOR the approval of the Move, Inc. 2011 Incentive Plan;

  FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers; and

  FOR the approval, on an advisory basis, of holding an advisory shareholder vote every year to approve the compensation of the Company’s named executive officers.

How do I vote?

     The Notice will instruct you as to how you may submit your proxy over the Internet or to return your proxy card by mail. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

     If your shares are held in “street name” by your broker or bank, you might receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter. Except for the ratification of the appointment of the Company’s independent auditors, each of the matters outlined in the accompanying Notice of Annual Meeting of Stockholders is a non-routine item under NYSE rules applicable to brokers. As a result, brokers who do not receive instructions from you as to how to vote will not be able to vote your shares on these proposals. The ratification of the appointment of independent auditors is currently a routine item under NYSE rules applicable to brokers. As a result, brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion.

     If you are a stockholder of record, the shares on your proxy represent ALL of your shares. If you do not return your proxy card(s) or vote over the Internet, your shares shown on your proxy will not be voted except, as described below, by way of personal attendance and voting at the annual meeting.

     You may also attend the annual meeting and vote in person if you are a stockholder of record on the Record Date. If your shares are held in street name, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares, giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote certain shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted over the Internet or by mail. Even if you currently plan to attend the meeting, we recommend that you also vote by proxy, as described above, so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote after I return my proxy?

     Yes, you have the right to revoke your proxy at any time before the annual meeting by submitting another, later-dated proxy by mail or via the Internet, by notifying our corporate secretary in writing, or by voting in person at the annual meeting.

Who will count the votes?

     Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and act as the inspector of elections.

What does it mean if I get more than one Notice?

     If your shares are registered differently and are in more than one account, you may receive more than one Notice. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services (800-356-2017), or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

     As of the Record Date 158,814,624 shares of common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held. In addition, as of the Record Date, approximately 49,044 shares of our Series B Preferred Stock, which are convertible into 11,677,155 shares of our common stock, were issued and outstanding. Each holder of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which all of the outstanding shares of Series B Preferred Stock held by such holder on the Record Date are convertible immediately prior to the vote, or approximately 238 votes for each such share of Series B Preferred Stock held.

What is a quorum?

     The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those matters for which your broker cannot vote result in broker non-votes.

What is required to approve the proposals, once a quorum is established?

     For the election of the directors (other than the Series B Director and Series A Director), the nominees for director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Accordingly, the six nominees for director who are to be elected by holders of the common stock and the holders of Series B Preferred Stock, voting as a single class, who receive the most votes of the common stock and the Series B Preferred Stock (on an as converted basis) cast at the meeting will become directors of the Company.

     To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011, what is required is the affirmative vote of the holders of a majority of shares of common stock and Series B Preferred Stock (on an as converted basis) entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

     To amend the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval, what is required is the affirmative vote of the holders of a majority of shares of common stock and Series B Preferred Stock (on an as converted basis) entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

     To amend the Company’s Restated Certificate of Incorporation to reduce proportionately the total number of shares of common stock that the Company is authorized to issue (corresponding with the Reverse Stock Split, as defined in Proposal 4, below), what is required is the affirmative vote of a majority of the outstanding shares of common stock and Series B Preferred Stock (on an as converted basis) entitled to vote thereon.

     To approve the Move, Inc. 2011 Incentive Plan, under our Bylaws, what is required is the affirmative vote of the holders of a majority of shares of common stock and Series B Preferred Stock (on an as converted basis) entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

     To approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, what is required is the affirmative vote of the holders of a majority of shares of common stock and Series B Preferred Stock (on an as converted basis) entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter. The vote on approval of the compensation of the Company’s named executive officers is advisory and therefore will not be binding on the Board or the Company; however, the Board will take such voting results into consideration when making future decisions regarding executive compensation.

     The advisory approval of the frequency of advisory votes on the compensation of the Company’s named executive officers will be such frequency – every three years, every two years or every year – that is approved by a majority of the votes cast at the meeting. If none of such frequency options receives a majority of the votes cast at the meeting, the Board will evaluate the votes cast and will consider the stockholders’ advisory vote on such matter to be in favor of the option that receives the most votes of the common stock and the Series B Preferred Stock (on an as converted basis). Because this vote is advisory, it will not be binding on the Board or the Company; however, the Board will take such voting results into consideration when making future decisions regarding the frequency of advisory votes on executive compensation.

     For any other business as may properly come before the meeting or any postponement or adjournment thereof, what is required is the affirmative vote of the holders of a majority of shares of common stock and Series B Preferred Stock (on an as converted basis) entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

     Broker non-votes will be treated as not entitled to vote with respect to the election of directors and will have no impact on the outcome of the vote with respect to this proposal. Brokers have discretionary authority to vote for the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011 and therefore a broker non-vote will be counted as a vote cast for the proposal. Brokers do not have discretionary authority to vote regarding each of (i) the amendment to the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval, (ii) the approval of the Move, Inc. 2011 Incentive Plan, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers and (iv) the advisory vote on the frequency of holding advisory votes on the compensation of the Company’s named executive officers; a broker non-vote with respect with to any of the these matters will not be counted as a vote cast for such proposal and, accordingly, will have no impact on the outcome of the vote with respect with to the proposal. Brokers do not have discretionary authority to vote on the proposal to amend the Restated Certificate of Incorporation; a broker non-vote on this proposal will have the same effect as a vote against the proposal, because approval of the matter requires a majority of the outstanding shares (as indicated above) and a broker non-vote is one less vote for approval.

     With respect to all matters. If you properly execute your proxy card and send it to the Company or vote it online in time to vote, the persons named in the form of proxy will vote your shares as specified. With respect to each of the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, if you sign the proxy form but do not make specific choices, your proxy will vote your shares in accordance with the recommendations of the Board with respect to such matters. If any other matter is presented during the meeting, your proxy will vote in accordance with his best judgment, to the extent permitted by applicable law and the listing rules of the NASDAQ. As of the date of this proxy statement, the Company is not aware of any matters to be acted on at the Annual Meeting other than those matters described in this proxy statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

What happens if I abstain?

     Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum; but for purposes of determining the outcome of a proposal, shares represented by these proxies will not be treated as affirmative votes. With respect to the proposal to amend the Restated Certificate of Incorporation, which requires the approval of a majority of the outstanding shares of common stock and Series B Preferred Stock (on an as converted basis) entitled to vote as of the Record Date, an abstention will have the same effect as a vote against the proposal, because it is one less vote for approval. With respect to the election of directors, you may vote “FOR” one or more or all nominees or “WITHHOLD AUTHORITY” to vote for one or more or all nominees, with no separate provision to “abstain” in such vote. For proposals requiring the approval of holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter, which include the ratification of the appointment of Ernst & Young as the Company’s independent auditors, the amendment to the Restated Certificate of Incorporation for the Share Reduction and the related Reverse Stock Split (as defined in Proposal 4, below), and the amendment to the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval, and approval of the Move 2011 Incentive Plan and approval, on an advisory basis, of the compensation of the Company’s named executive officers, an abstention will have no impact on the outcome of the vote with respect to such proposals. Abstentions will have no impact on the advisory say-on-frequency proposal vote.

How will Move solicit proxies?

     We have retained Broadridge to assist in the distribution of proxy materials. We will bear the costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and will reimburse brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, we will bear the costs of such service. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation being paid to these persons.

PROPOSAL 1 — ELECTION OF DIRECTORS

     Our Bylaws provide that the authorized number of directors may be fixed by resolution of the board of directors from time to time; provided, however, that the number of directors shall not be increased above eleven directors nor decreased below seven directors without stockholder approval. Currently, the Board has fixed the number of directors at eight (8). However, we are seeking approval to amend the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval (see Proposal 3). At the beginning of 2010, there were nine directors serving on our Board. However, one of our directors, Geraldine B. Laybourne, resigned from the Board effective December 31, 2010. On March 21, 2010, the Board fixed the number of directors on the Board at eight (8).

     Pursuant to our Restated Certificate of Incorporation, the terms of the directors that were elected at our annual meeting of stockholders in 2010 all expire at this 2011 annual stockholders meeting. Accordingly, all directors will be elected at this annual meeting for a term of one year. The Restated Certificate of Incorporation also provides that, notwithstanding the above, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the director nominees named on the Notice and the proxy card. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. Each of the nominees named on the Notice and proxy card has agreed to serve as director, if elected.

     The nominees nominated by the Governance and Nominating Committee of our board of directors for election as directors by the holders of our common stock and the holders of the Series B Preferred Stock, voting as a single class, are Joe F. Hanauer, Steven H. Berkowitz, Kenneth K. Klein, Roger B. McNamee, V. Paul Unruh and Bruce G. Willison. As described elsewhere herein, Elevation has indicated its intent to re-elect Fred D. Anderson as the Series B Director at the annual meeting. In addition, Mr. McNamee and the Company have agreed that in the event Mr. McNamee is elected a director to our Board at the annual meeting then he will not be entitled to receive compensation in connection with his service on the Board and will not be obligated to comply with the share ownership requirements that apply to our non-employee directors. Accordingly, all references in this proxy statement to directors who are contractually entitled to a seat on our Board and pertaining to matters of director compensation or share ownership requirements shall, unless context indicates otherwise, be construed as referring not only to Fred D. Anderson but also to Roger B. McNamee. As described elsewhere herein, the NAR has indicated its intent to re-elect Catherine B. Whatley as the Series A Director. Information about these nominees, our other directors and our executive officers is set forth below in the section entitled “Management — Directors and Executive Officers.”

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED IN THE PROXY. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE WITH RESPECT TO A DIRECTOR NOMINEE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the board of directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2011. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and Canadian tax return preparation, advisory and related services to the Company during 2011. Although ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s financial statements. If this selection is not ratified at the annual meeting of stockholders, the Audit Committee may reconsider its selection of independent auditors for the fiscal year ending December 31, 2011.

     One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to respond to appropriate questions and make a statement if they desire to do so.

Fees Billed for Services Rendered by Independent Auditors

     Ernst & Young LLP served as the Company’s principal independent accountants to audit the Company’s financial statements for the fiscal years ended December 31, 2010 and December 31, 2009. The fees billed to us in those fiscal years for Ernst & Young LLP’s services were:

	Year ended	Year ended
	December 31, 2010	December 31, 2009
Audit Fees(1)	$974,000	$1,124,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	103,000	189,000
All Other Fees(4)	—	—
Total Fees	$1,077,000	$1,313,000
____________________

(1)	“Audit Fees” are fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for 2010 and 2009, for the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2010 and December 31, 2009, for the review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2010 and 2009, and for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements.

(2)	“Audit Related Fees” are fees billed by Ernst & Young LLP for 2010 and 2009 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.” These services primarily relate to accounting and auditing consultation.

(3)	“Tax Fees” are fees billed by Ernst & Young LLP for 2010 and 2009 for professional services rendered for tax compliance, tax advice and tax planning for the Company, and includes preparation of Canadian tax returns, review of the Company’s federal U.S. tax return, review of certain state tax returns, assistance with documentation of the validity of the Company’s net operating loss carry-forwards, and assistance with a Canadian research and development study.

(4)	No fees were billed by Ernst & Young LLP for professional services rendered during 2010 and 2009 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

     The Audit Committee’s policy is to approve in advance all audit services and permitted non-audit services provided by the Company’s independent auditors. In 2010 and 2009 the Audit Committee approved, in advance, all services provided by the independent auditors and the related fees. Those services involved only audit services, audit accounting consultation and general corporate tax services. In addition, the Audit Committee has authorized its financial expert to pre-approve on behalf of the Audit Committee auditing and permitted non-auditing services of $50,000 or less to be provided by Ernst & Young LLP or any other accounting services firms, with the Audit Committee financial expert to report each pre-approval of services to the full committee at its next scheduled meeting after such pre-approval.

     None of the audit and non-audit services described above for Ernst & Young LLP was approved by the Audit Committee pursuant to the “waiver of pre-approval” provisions set forth in applicable rules of the SEC.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2011. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL 3 — AMENDMENT OF BYLAWS TO PROVIDE FOR A PERMITTED SIZE RANGE FOR THE COMPANY’S
BOARD OF DIRECTORS OF NOT FEWER THAN SIX (6) NOR GREATER THAN TEN (10) DIRECTORS
WITHOUT SHAREHOLDER APPROVAL

     The Governance and Nominating Committee of our Board, composed entirely of independent directors, considers and evaluates a range of circumstances and issues relating to our board of directors and corporate governance generally. One such issue is the size of our Board, including whether and to what extent the size range of the Board should be adjusted from its current limits of seven (7) to eleven (11) directors.

     For the reasons set forth below, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Company’s Bylaws to provide for a permitted size range for the Company’s board of directors of not fewer than six (6) nor greater than ten (10) directors without shareholder approval.

     Currently, the decision as to the size of our Board is a matter that the Company’s Restated Certificate of Incorporation delegates to our board of directors, but the Company’s Bylaws provide that the Board may not, without shareholder approval, increase the size of the Board above eleven (11) directors nor decrease Board size below seven (7) directors.

     Presently, the size of the Company’s Board is set at eight (8) directors. Currently, two of the directors on our Board are contractually entitled to a seat on the Board: one of them contractually permitted to be elected by The National Association of Realtors as the holder of the Company’s Series A Preferred Stock; and one other contractually permitted to be elected by Elevation Partners, L.P. and Elevation Side Fund, LLC (together, “Elevation”) as the holders of the Company’s Series B Preferred Stock.

     Adjusting the size range applicable to our Board from seven (7) to eleven (11) Board members to six (6) to ten (10) members would achieve or help facilitate the following objectives:
  Assure a minimum of six and maximum of ten Board members, a range the Board considers to provide for a Board size that is more manageable and more cost-effective than a larger size range, and that furthers Board decisiveness while at the same time continuing to assure sufficiently varied expertise and input;

  Leave the Board ready and able to accommodate changes in Board size that could be triggered by a lapse or termination of the contractual rights of Elevation to elect a member to our Board. Given the significant time and expense that the search for, recruitment of and retention of new Board members entail, the Board thinks it is in the best interest of the Company and our stockholders for the Board to have the flexibility to defer or decline re-filling Board seats that might become vacant in this way or through resignations or other circumstances;

  Position the Board for continued compliance with regulatory requirements, conventional standards and shareholder expectations regarding Board membership where independent directors constitute a majority of the Board’s membership and sound corporate governance is otherwise facilitated. Having the flexibility to maintain a Board size that is more manageable and less unwieldy not only better equips the Board for assuring optimal Board effectiveness, it also better enables the Board to maintain conformance with Board standards through decisions to set the Board’s size in a way that more easily leaves the Company in compliance with such Board requirements, standards and expectations; and

  Enhance the accountability of the Board to the Company’s stockholders. Board accountability depends far more on the experience and quality than the number of its members. Adjusting the Board’s permitted size range to a lower range provides the Board an additional means of maintaining and enhancing the accountability of each Director to the stockholders since with a somewhat smaller potential Board size, directors are more likely to be in a position to play a proportionally greater role in Board decisions.
     The form of the proposed amendment to our Bylaws is attached to this proxy statement as Appendix A.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE BYLAWS TO PROVIDE FOR A PERMITTED SIZE RANGE FOR THE COMPANY’S BOARD OF DIRECTORS OF NOT FEWER THAN SIX (6) NOR GREATER THAN TEN (10) DIRECTORS WITHOUT SHAREHOLDER APPROVAL. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL.

PROPOSAL 4 — GRANT TO THE BOARD OF DIRECTORS OF DISCRETIONARY AUTHORITY TO EFFECT THE REVERSE STOCK SPLIT

     On February 7, 2011, the Company’s Board of Directors approved, subject to approval by our stockholders, (i) a proposed amendment (the “Proposed Amendment”) to the Company’s Restated Certificate of Incorporation effecting a 1-for-4 reverse stock split of its issued and outstanding shares of common stock (the “Reverse Stock split” or “Reverse Split”) and (ii) decreasing proportionately the number of its authorized shares of common stock from 500 million shares to 125 million shares (the “Proportionate Share Reduction” or “Share Reduction”). The form of the Proposed Amendment is attached to this proxy statement as Appendix B. Contingent on approval of this proposal by the requisite vote of the stockholders and the filing of the Proposed Amendment with the Secretary of State of the State of Delaware, the 1-for-4 Reverse Stock Split and Share Reduction would be effective in accordance with the terms of the Proposed Amendment.

     Even if the stockholders approve the Reverse Stock Split, the Company reserves the right not to effect the Reverse Stock Split if the Board does not deem it to be in the best interests of our stockholders. The Board believes that approval of this discretion provides the Board with maximum flexibility to react to prevailing market conditions and future changes to our stock price, which is in the best interests of our stockholders. If this proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without any further action necessary by the stockholders, to effect the Reverse Stock Split.

     The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations and the likely effect of such results on the market price of our Common Stock.

     An amendment to our Restated Certificate of Incorporation to effect the Reverse Stock Split would not change the number of authorized shares of Common Stock (voting or nonvoting) or preferred stock, the par value of Common Stock or preferred stock or the relative voting power of our stockholders. The Reverse Stock Split, if effected, would affect all of our holders of Common Stock uniformly.

     The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar actions to our Board or our stockholders.

     There are certain risks associated with the Reverse Stock Split, and we cannot accurately predict or assure that the Reverse Stock Split will produce or maintain the desired results. (For more information on the risks see the section below entitled “Certain Risks Associated with the Reverse Stock Split”). However, our Board believes that the benefits to our Company and our stockholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect the Reverse Stock Split.

Reasons for the Reverse Stock Split

     The primary purpose for effecting the Reverse Stock Split, should we choose to effect one, would be to increase the per share price of our Common Stock. The Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split would, among other things, help us to:
  improve the perception of our Common Stock as an investment security;

  appeal to a broader range of investors to generate greater investor interest in us, including institutional investors; and

  reduce the relatively high transaction costs and commissions incurred by our stockholders due to our currently high number of shares outstanding and correspondingly relatively low per share trading price.
     The Reverse Stock Split would reduce the number of shares of our Common Stock outstanding and the Proportionate Share Reduction would reduce, proportionately, the total number of authorized shares of Common Stock.

     Improve the Perception of Our Common Stock as an Investment Security

     Our Common Stock is quoted on the NASDAQ stock exchange under the symbol “MOVE.” Our Board unanimously approved the discretionary authority to effect the Reverse Stock Split as one potential means of increasing the share price of our Common Stock and to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity.

     Appeal to a Broader Range of Investors to Generate Greater Investor Interest in Us; Transaction Costs

     An increase in our stock price may make our Common Stock more attractive to members of the investor community. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect the Reverse Stock Split and thereby increase the price of our Common Stock would give the Board the ability to address these issues if it is deemed necessary.

Certain Risks Associated with the Reverse Stock Split

     Even if the Reverse Stock Split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. For example, the Reverse Stock Split may not improve the perception of our Common Stock as an investment security. Moreover, the increase in our Common Stock price resulting from the Reverse Stock Split, even if maintained, does not guarantee investor interest. Furthermore, in evaluating whether or not to authorize the Proposed Amendment, in addition to the considerations described above, the Board of Directors also took into account various negative factors associated with the Reverse Stock Split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing the Reverse Stock Split. Also, other factors such as our financial results, market conditions and the market perception of our business might adversely affect the market price of our common stock. As a result, there can be no assurance that the price of our common stock would be maintained at the per share price in effect immediately following the effective time of the Reverse Stock Split.

Principal Effects of the Reverse Stock Split

     If our stockholders approve this proposal and the Board elects to effect the Reverse Stock Split, each shareholder will hold one share for every four shares previously held and the Reverse Stock Split would decrease the number of our issued and outstanding shares of Common Stock in accordance with the 1-for-4 exchange ratio. The Reverse Stock Split would be effected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The Reverse Stock Split, should that be the Company’s decision, would affect all of our stockholders uniformly. The Reverse Stock Split would not adversely affect or dilute any shareholder’s percentage ownership interests in us. The Reverse Stock Split would not affect the relative voting or other rights that accompany the shares of our Common Stock. Common Stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. The Reverse Stock Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

     In addition to the change in the number of shares of Common Stock outstanding, the Reverse Stock Split would have the following effects:

     Increase the per share price of our Common Stock. By combining four pre-reverse split shares into one share of Common Stock, the per share price of a post-reverse split share is generally greater than the per share price of a pre-reverse split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain.

     Generally no increase in the number of shares of Common Stock available for future issuance. Because of the Proportionate Share Reduction that would accompany the Reverse Stock Split, the reduction in the number of our shares outstanding would correspond with a proportional reduction in the number of shares we would be authorized to issue; accordingly, there would be no increase in the number of authorized but unissued shares.

     Require adjustment to currently outstanding securities and debt obligations exercisable or convertible into shares of our Common Stock. The Reverse Stock Split would effect a reduction in the number of shares of Common Stock issuable upon the exercise or conversion of any of our outstanding stock options, warrants (if any), convertible debt obligations (if any) and convertible preferred stock (e.g., our Series B Preferred Stock) in proportion to the Reverse Stock Split ratio. Additionally, the exercise price of outstanding options and warrants (if any) would increase, likewise in proportion to the Reverse Stock Split ratio.

     Require adjustment to the number of shares of Common Stock available for future issuance under our equity incentive plan. In connection with the Reverse Stock Split our Board would also make a corresponding reduction in the number of shares available for future issuance under our equity incentive plan(s) so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under our equity incentive plan(s).

     In addition, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the amendment to our Restated Certificate of Incorporation is approved by our stockholders, then our Board, in its sole discretion, will determine whether the Reverse Stock Split is in the best interests of the Company and our stockholders, taking into consideration the factors discussed above. We would then file, in accordance with Appendix B to this proxy statement, articles of amendment to our Restated Certificate of Incorporation with the Secretary of the State of Delaware at such time as our Board had determined as the appropriate effective time for the Reverse Stock Split. Upon the filing of the articles of amendment, and without any further action on the part of our Company or our stockholders, the issued and outstanding shares of Common Stock held by stockholders of record as of the effective date of the Reverse Stock Split would be converted into a lesser number of shares of Common Stock calculated in accordance with the Reverse Stock Split ratio of 1-for-4. For example, if a shareholder presently holds 1,000 shares of our Common Stock, she would hold 250 shares of Common Stock following the Reverse Stock Split. Or, to take another example, if a shareholder presently holds 1,025 shares of our Common Stock, she would hold 256.25 shares of Common Stock following the Reverse Stock Split. Beginning on the effective date of the split, each certificate representing pre-reverse split shares would be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

     As soon as practicable after the effective date of the Reverse Stock Split, stockholders would be notified that the Reverse Stock Split had been effected. We expect that our transfer agent would act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares would be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificate would be issued to a shareholder until such shareholder had surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-reverse split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, would automatically be exchanged for post-reverse split shares,, rounded, in cases where a stockholder’s total number of shares owned is not evenly divisible by four, downward to the nearest ten-thousandth of a share.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) for exchange unless requested to do so after the stockholders meeting.

Fractional Shares

     The Company will deal with fractional shares resulting from the Reverse Stock Split by issuing post-reverse split shares in exactly the amount resulting from application of the 1:4 split ratio to the shareholder’s total pre-reverse split shares, the only exception being that in cases where a stockholder’s total number of shares owned is not evenly divisible by four, then the number of post-reverse split shares issued to that shareholder will be rounded downward to the nearest ten-thousandth of a share. Fractional shares would result if a shareholder holds pre-reverse split shares that are not in an amount that is an exact multiple of four. For example, converting the shares of a shareholder holding fifty (50) pre-reverse split shares would result in twelve and one-half (12.5) shares: twelve (12) full shares; and one-half (0.5) fractional shares.

     Under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled, and where the funds would be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds would have to seek to obtain them directly from the State to which they were paid.

Accounting Matters

     The par value of our Common Stock would remain unchanged at $0.001 per share after the Reverse Stock Split. However, the number of shares of Common Stock outstanding as designated on our consolidated balance sheet would be adjusted downward to reflect the Reverse Stock Split and, accordingly, stated capital, or the dollar amount reflected for Common Stock, would also be reduced to an amount equal to the aggregate par value of the reduced number of shares of Common Stock and the additional paid in capital designated on our consolidated balance sheet would be increased by an amount equal to the amount by which the Common Stock account was decreased. Additionally, net loss or income per share for all periods presented would increase proportionately as a result of the Reverse Stock Split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

     Our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of certain material federal income tax consequences of the Reverse Stock Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only and is not intended as tax advice to any person or entity. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon where such shareholder resides. Also, it does not address the tax consequences to holders in light of their individual circumstances or to the holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, partnerships, limited liability companies and other tax-transparent entities, broker-dealers, holders subject to the alternative minimum tax provisions of the Internal Revenue Code, holders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment, holders who have acquired their stock upon exercise of employee options or otherwise as compensation and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse split shares were, and the post-reverse split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

     Subject to the discussion below concerning the treatment of the receipt of cash payments for fractional shares, no gain or loss should be recognized by a shareholder upon such shareholder’s exchange of pre-reverse split shares for post-reverse split shares pursuant to the Reverse Stock Split. The aggregate tax basis of the post-reverse split shares received in the Reverse Stock Split, including any fraction of a post-reverse split share deemed to have been received, will be the same as the shareholder’s aggregate tax basis in the pre-reverse split shares that are exchanged. In general, stockholders who receive cash in lieu of any fractional shares of the post-reverse split shares as a result of the Reverse Stock Split will recognize gain or loss based on the difference between the amount of cash received and their adjusted basis in the fractional shares. The shareholder’s holding period for the post-reverse split shares will include the period during which the shareholder held the pre-reverse split shares surrendered in the Reverse Stock Split.

     The Company itself would not realize any taxable gain or loss as a result of the Reverse Stock Split.

     Our view regarding the tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with such shareholder’s own tax advisor with respect to all of the potential tax consequences to such shareholder of the Reverse Stock Split.

Interests of Directors and Executive Officers

     Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock, or their interest in convertible preferred stock (e.g., our Series B Preferred Stock).

Reservation of Right to Abandon Reverse Stock Split

     We reserve the right to abandon the Reverse Stock Split and the Proportionate Share Reduction, and to do so without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the articles of amendment to our Restated Certificate of Incorporation, even if the authority to effect the Reverse Stock Split and the Share Reduction has been approved by our stockholders at the 2011 annual meeting. By voting in favor of the Reverse Stock Split, and/or the Proportionate Share Reduction, you are expressly also authorizing the Board to delay, not to proceed with, or abandon, the Reverse Stock Split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO GRANT TO THE BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO EFFECT THE REVERSE STOCK SPLIT AND SHARE REDUCTION. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL.

PROPOSAL 5 — APPROVAL OF THE MOVE, INC. 2011 INCENTIVE PLAN

     On March 21, 2011, the board of directors of the Company adopted, subject to stockholder approval at the 2011 annual meeting, the Move, Inc. 2011 Incentive Plan, which we refer to as the “2011 Plan.” The 2011 Plan will become effective as of the date it is approved by our stockholders.

     Please note that the Company is also seeking authority for a 1-for-4 Reverse Stock Split (see Proposal 4). Share amounts discussed in this proposal 5, however, are stated without assuming stockholder approval and Company implementation of such proposed Reverse Stock Split. Therefore, in the event the stockholders approve, and the Company implements, the Reverse Stock Split, then a proportionate decrease in such share amounts would apply. See “Principal Effects of the Reverse Stock Split” in proposal 4, above, and “Adjustments” in this Proposal 5, below.

     We currently maintain the following equity incentive plans: the Company’s 1999 Homestore.com, Inc. Stock Incentive Plan; the Company’s 2000 Move.com, Inc. (Cendant) Stock Incentive Plan; the Company’s 2000 Hessel Group, Inc. Stock Option Plan; the Company’s 2000 Homewrite Incorporated Equity Incentive Plan; the Company’s 2001 iPlace, Inc. Equity Incentive Plan; the Company’s 2002 Homestore.com, Inc. Stock Incentive Plan; and (g) a 2009 reserve for employment inducement awards established in reliance on NASDAQ Listing Rule 5635(c)(4) (collectively, the “Prior Plans”).

     As of February 28, 2011, there were approximately 35,260,036 shares of our common stock subject to outstanding stock option awards under the Prior Plans. The outstanding stock options have a weighted average exercise price of $2.64 and weighted average remaining contractual term of 4.47 years. As of February 28, 2011, there were 2,290,716 shares of our common stock subject to outstanding full value awards. As of February 28, 2011, there were approximately 3,197,628 full value shares of our common stock reserved and available for future awards under the Prior Plans. If our stockholders approve the 2011 Plan, all future equity awards will be made from the 2011 Plan, and we will not grant any additional awards under any of the Prior Plans. Furthermore, during the period from February 28, 2011, to the announced date of the Annual Meeting we will not grant any awards under any of the Prior Plans in an aggregate amount greater than 300,000 shares. For more information regarding stock awards outstanding under the Prior Plans, including activity during the period from January 1, 2011 through February 28, 2011, please see the table under the “Key Data” section of this Proposal 5, below.

     Our Board is recommending that stockholders approve the authorization of 20,800,000 shares for the 2011 Plan. We determined that number of shares to be at a reasonable dilution level and sufficient to satisfy our foreseeable requirements over the next few years. We understand that maintaining reasonable dilution levels is important to our stockholders, and it is to the Company as well. The Management Development and Compensation Committee of our Board stays apprised of our voting power dilution levels. Dilution is also a consideration of the Committee when determining annual equity award amounts, and offsetting dilution is a key objective underlying the stock repurchase program approved by the Board in February of 2011 and reported by us in our Current Report on Form 8- K filed February 10, 2011. Our resulting fully diluted overhang is 27%. A significant amount of this overhang is due to option awards held by our employees (including former employees) that are deeply ‘under water’ – meaning the current price of our common stock is lower than the price at which applicable options may be exercised. Of the approximately 35 million outstanding stock options, there are approximately 10 million that have exercise prices above $4.00. Our management and board of directors considered strategies for restructuring this overhang, including an underwater stock option exchange; however, we did not believe an option exchange was in the best interest of the Company or our stockholders when the cost and time involved to implement and administer such a program were considered. With the management and organizational changes we’ve made in recent years, we feel we are positioned to grow the Company and increase stockholder value for the long run. The approval of the 2011 Plan will give us the ability to incentivize and reward our directors, officers and employees with equity-based awards, which is critical to this success. (Please note that in the event the 1-for-4 Reverse Stock Split (see Proposal 4) is approved by the stockholders and is thereafter implemented by the Company, a proportionate adjustment, as previously noted, would apply to the share amounts specified above. For example, the 20,800,000 amount specified above would be adjusted to one-fourth of that amount: 5,200,000.)

Key Data

     The following table includes information regarding outstanding equity awards and shares available for future awards under the Company’s equity plans as of February 28, 2011 (and without giving effect to approval of the 2011 Plan under this Proposal 5):

Prior Plans (1)
Total shares underlying outstanding options	35,260,036
Weighted average exercise price of outstanding options	$2.64
Weighted average remaining contractual life of outstanding options	4.47 years
Total shares underlying outstanding unvested full value awards	2,290,716
Total shares currently available for grant (2)	3,197,628
____________________

(1)	“Prior Plans,” as defined above, collectively refers to the Company’s 1999 Homestore.com, Inc. Stock Incentive Plan; the Company’s 2000 Move.com, Inc. (Cendant) Stock Incentive Plan; the Company’s 2000 Hessel Group, Inc. Stock Option Plan; the Company’s 2000 Homewrite Incorporated Equity Incentive Plan; the Company’s 2001 iPlace, Inc. Equity Incentive Plan; the Company’s 2002 Homestore.com, Inc. Stock Incentive Plan; and (g) a 2009 reserve for employment inducement awards established in reliance on NASDAQ Listing Rule 5635(c)(4).

(2)	If our stockholders approve the 2011 Plan, all future equity awards will be made from the 2011 Plan, and we will not grant any additional awards under any of the Prior Plans. Furthermore, during the period from February 28, 2011, to the announced date of the Annual Meeting we will not grant any awards under any of the Prior Plans in an aggregate amount greater than 300,000 shares.

As shown in the following table, the Company’s three-year average annual burn rate has been 4.35%, which is below the Institutional Shareholder Services (“ISS”) burn rate threshold of 7.26% applied to our industry (GICS 4510 – Software & Services).

						Weighted
		Time-Based	Performance-			Average	Burn Rate = Total
	Options	Restricted	Based Restricted	ISS		Common Shares	Granted / Common
Year	Granted	Stock	Stock Earned(1)	Multiplier	Total	Outstanding	Shares Outstanding
2010	2,025,000	139,000	0	2.0	2,303,000	155,520,000	1.48%
2009	7,163,000	2,385,000	0	2.0	11,933,000	153,369,000	7.78%
2008	5,459,000	160,793	0	2.0	5,780,586	151,952,000	3.80%
Three-Year Average							4.35%
____________________

(1)	The Board of Directors issued 750,000 shares of performance-based restricted stock units during 2010 and 1,075,000 during 2009. As of December 31, 2010, no shares had been earned.

Promotion of Sound Corporate Governance Practices

     We have designed the 2011 Plan to include a number of features that reinforce and promote good alignment of equity compensation arrangements for non-employee directors, officers, employees and other service providers with the interests of stockholders and the Company. These features include, but are not limited to, the following:
  No Discounted Options or Stock Appreciation Rights (SARs). Under the 2011 Plan, stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

  No Repricing Without Stockholder Approval. In the event the exercise price of a stock option or SAR is above the market value of the Company’s common stock, the Company may not, without stockholder approval, “re-price” those awards by reducing the exercise price of such stock options or SARs or exchanging such stock option or SARs for cash, other awards, or a new stock option or SARs at a reduced exercise price.

  Minimum Vesting Requirements. Restricted Stock and restricted stock units (RSUs) are required to meet minimum vesting requirements. Restricted Stock and RSUs that are not performance-based must have vesting periods of at least three years, with certain limited exceptions. If awards are performance-based, then performance must be measured over a period of at least one year.

  No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option or SAR, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the 2011 Plan.

  No Dividends on Unearned Performance Awards. The 2011 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned performance awards.

  Fungible Share Design. Shares issued in connection with Restricted Stock and RSUs count against the number of shares authorized for issuance under the 2011 Plan at a higher rate than shares issued upon exercise of stock options and SARs.

  Awards Subject to Clawback Policy. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time.

  No Transferability. Awards generally may not be transferred (except by will or the laws of descent and distribution) unless approved by the Management Development and Compensation Committee.

  No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2011 Plan can be automatically replenished.

  No Automatic Grants. The 2011 Plan does not provide for automatic grants to any participant.

  No Tax Gross-ups. The 2011 Plan does not provide for any tax gross-ups.
     A summary of the 2011 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2011 Plan, which is attached to this proxy statement as Appendix C.

Summary of the 2011 Plan

Purpose. The purpose of the 2011 Plan is to further the Company’s success by linking the personal interests of the Company’s employees, officers, directors and consultants to those of its stockholders, and by providing participants with an incentive for outstanding performance. The 2011 Plan is also intended to enhance the Company’s ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Administration. The 2011 Plan will be administered by the Management Development and Compensation Committee. The Management Development and Compensation Committee will have the authority to:
  designate participants;

  grant awards;

  determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof;

  establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2011 Plan; and

  make all other decisions and determinations that may be required under the 2011 Plan.
     The full Board may at any time elect instead to administer the 2011 Plan. If it does so, it will have all the powers of the Management Development and Compensation Committee under the 2011 Plan.

Eligibility. The 2011 Plan permits the grant of incentive awards to employees, officers, directors, and consultants of the Company and its affiliates as selected by the Management Development and Compensation Committee. As of the date of this proxy statement, the number of eligible participants was approximately 750. The number of eligible participants may increase over time based upon our future growth.

Awards to Non-Employee Directors. Awards granted under the 2011 Plan to our non-employee directors will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. The Management Development and Compensation Committee may not make discretionary grants under the 2011 Plan to non-employee directors.

Permissible Awards. The 2011 Plan authorizes the granting of awards in any of the following forms:
  options to purchase shares of our common stock, which may be non-statutory stock options or incentive stock options under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

  stock appreciation rights (SARs), which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of common stock on the date of exercise over the base price of the award;

  restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Management Development and Compensation Committee;

  restricted or deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;

  performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2011 Plan may be granted in the form of a performance award);

  dividend equivalents, which entitle the holder of a full-value award to cash payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying the full-value award;

  other stock-based awards in the discretion of the Management Development and Compensation Committee, including unrestricted stock grants; and

  cash-based awards, including performance-based annual bonus awards.
Shares Available for Awards. Subject to adjustment as provided in the 2011 Plan, and prior to giving effect to the proposed Reverse Stock Split described under Proposal 4 to this proxy statement, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2011 Plan is 20,800,000, plus a number of additional shares of common stock (not to exceed 10,000,000) underlying awards outstanding as of February 28, 2011, under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

Share Counting. The share counting provisions of the 2011 Plan provide the following:
  Awards of options and SARs shall count against the number of shares remaining available for issuance under the 2011 Plan on a one-for-one basis, and full-value awards count against the number of shares remaining available for issuance under the 2011 Plan as 1.54 shares for each share covered by such awards.

  The full number of shares subject to an option or SAR shall count against the number of shares remaining available for issuance under the 2011 Plan, even if fewer shares are actually delivered to a participant as a result of a net settlement or withholding of shares to satisfy the exercise price or tax.

  Shares withheld from an award of stock options or SARs to satisfy tax withholding requirements shall count against the number of shares remaining available for issuance under the 2011 Plan, and shares delivered by a participant with respect to an award of stock options or SARs to satisfy tax withholding requirements shall not be added to the 2011 Plan share reserve.

  To the extent that an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will be added back to the plan share reserve and again be available for issuance pursuant to awards granted under the 2011 Plan.

  To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve and again be available for issuance under the 2011 Plan.
Limitations on Individual Awards. The maximum aggregate number of shares of common stock subject to stock-based awards that may be granted under the 2011 Plan in any 12-month period to any one participant is as follows:
  options, 4,000,000;

  stock appreciation rights, 4,000,000;

  restricted stock or restricted stock units, 2,500,000; and

  other stock-based awards, 2,500,000.
     The maximum aggregate amount that may be paid with respect to cash-based awards under the 2011 Plan to any one participant in any fiscal year of the Company shall be $10,000,000.

Performance Goals. All options and SARs granted under the 2011 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Management Development and Compensation Committee may designate any other award granted under the 2011 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Management Development and Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:

— Revenue (premium revenue, total revenue or other revenue measures);

— Sales;

— Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

— Earnings (EBIT, EBITDA, Adjusted EBITDA, earnings per share, or other corporate earnings measures;

— Net income (before or after taxes, operating income or other income measures);

— Cash (cash flow, cash generation or other cash measures);

— Stock price or performance;

— Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price);

— Economic value added;

— Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

— Market share;

— Improvements in capital structure;

— Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures);

— Business expansion (acquisitions);

— Internal rate of return or increase in net present value;

— Productivity measures;

— Cost reduction measures; or

— Strategic plan development and implementation.

     The Management Development and Compensation Committee must establish such goals within 90 days after the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the Management Development and Compensation Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. The Management Development and Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including but not limited to: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Management Development and Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Management Development and Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate or any special plan document or separate agreement with an award grantee governing an award:
  If a participant’s service terminates by reason of death or disability: (a) all of that participant’s outstanding Options and SARs will become fully exercisable and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR; (b) all time-based vesting restrictions on that participant’s outstanding Awards shall lapse as of the date of termination; and (c) the payout opportunities attainable under all of that participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination as follows: (i) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the “target” level, and (ii) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and (iii) in either such case, there shall be a prorata payout to the Participant or his or her estate within sixty (60) days following the date of termination (unless a later date is required in order to comply with Section 409A of the Code hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination.

  Upon a change in control, and except with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control: (a) all outstanding Options or SARs will become fully exercisable; (b) time-based vesting restrictions on outstanding Awards shall lapse; and (c) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the change in control based upon (i) an assumed achievement of all relevant performance goals at the “target” level if the change in control occurs during the first half of the applicable performance period, or (ii) the actual level of achievement of all relevant performance goals against target measured as of the date of the change in control, if the change in control occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to participants within sixty (60) days following the change in control (unless a later date is required by in order to comply with Section 409A of the Code), based upon the length of time within the performance period that has elapsed prior to the change in control.

  With respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control: if within one year after the effective date of the change in control, a participant’s employment is terminated without cause (or if the participant resigns for “good reason” as defined in the 2011 Plan), then (a) all of that participant’s outstanding Options or SARs will become fully exercisable, (b) all time-based vesting restrictions on the participant’s outstanding Awards shall lapse, and (c) the payout level under all of that participant’s performance-based Awards that were outstanding immediately prior to effective time of the change in control shall be determined and deemed to have been earned as of the date of termination based upon (i) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (ii) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to such participant within sixty (60) days following the date of termination of employment (unless a later date is required by in order to comply with Section 409A of the Code), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.
     In addition, subject to limitations applicable to certain qualified performance-based awards, the Management Development and Compensation Committee may, in its discretion, accelerate awards upon the termination of service of a participant or the occurrence of a change in control. The Management Development and Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a transaction between us and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split (including a reverse stock split), spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2011 Plan will be adjusted proportionately, and the Management Development and Compensation Committee shall make such adjustments to the 2011 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split (including a reverse stock split), a stock dividend, or a combination or consolidation of the outstanding shares of our common stock into a lesser number of shares, the authorization limits and annual award limits under the 2011 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment. Our Board or the Management Development and Compensation Committee may, at any time and from time to time, terminate or amend the 2011 Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, our Board or the Management Development and Compensation Committee may condition any amendment on the approval our stockholders for any other reason. No termination or amendment of the 2011 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

     The Management Development and Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options cannot be repriced, directly or indirectly, without stockholder approval. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require stockholder approval.

Certain U.S. Federal Income Tax Effects

     The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2011 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2011 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the 2011 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Cash-Based Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based performance award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2011 Plan.

Benefits to Named Executive Officers and Others

As of the date of the Annual Meeting, no awards will have been granted under the 2011 Plan. Awards will be made at the discretion of the Management Development and Compensation Committee or pursuant to delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the 2011 Plan in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table provides information as of December 31, 2010 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Number of Securities
		Weighted Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise	Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	23,845 (1)	$2.69	—
Equity compensation plans not approved by security holders	11,943	$2.60	4,690 (2)
Total	35,788	$2.66	4,690

____________________

(1)	Includes shares to be issued pursuant to the exercise or settlement of awards granted under the Move, Inc. 1999 Stock Incentive Plan.

(2)	Includes 1,566 shares available for issuance pursuant to any future grants of full-value stock awards.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE MOVE, INC. 2011 INCENTIVE PLAN. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL.

PROPOSAL 6 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

     As described below in the “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

     The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Management Development and Compensation Committee of the board of directors. However, we value the opinions of our stockholders, and the Management Development and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

     Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL.

PROPOSAL 7 — ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

     The Dodd-Frank Wall Street Reform and Consumer Protection Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission. By voting with respect to this Proposal 7, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

     Our board of directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

     The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. This vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Management Development and Compensation Committee of the board of directors. The board of directors and the Management Development and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.

     The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors.

Recommendation of the Board of Directors

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF HOLDING AN ADVISORY SHAREHOLDER VOTE EVERY YEAR TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE RATIFICATION OF THE “1 Year” alternative.

MANAGEMENT

Directors and Executive Officers

     The following table sets forth information regarding our nominees for election as directors, our incumbent directors, and our executive officers. We have included below certain information about the nominees for election as directors. The board of directors for the Company has concluded that the skills, qualifications and experience of each of the director nominees supports such nominee’s membership on the Company’s board of directors.

Name	Age	Position
Joe F. Hanauer	73	Director; Chairman of the Board of Directors
Fred D. Anderson	66	Director
Steven H. Berkowitz	52	Director and Chief Executive Officer
Kenneth K. Klein	67	Director
Roger B. McNamee	54	Director
V. Paul Unruh	62	Director
Catherine B. Whatley	60	Director
Bruce G. Willison	62	Director
Robert J. Krolik	42	Chief Financial Officer
Errol G. Samuelson	45	Chief Revenue Officer; President – REALTOR.com®
James S. Caulfield	47	Executive Vice President, General Counsel and Secretary
____________________

Ms. Geraldine B. Laybourne resigned as a director of the Company effective December 31, 2010.

     Pursuant to the Certificate of Designation for the Series B Preferred Stock, the holders of Series B Preferred Stock, voting as a separate class, are entitled to elect the Series B Director. Elevation intends to elect Mr. Anderson as the Series B Director at this annual meeting. Subject to certain limitations, only holders of Series B Preferred Stock are entitled to remove or fill a vacancy for the Series B Director.

     In addition, pursuant to the Stockholders Agreement between the Company and Elevation dated November 29, 2005 (the “Elevation Stockholders Agreement ”), following the conversion of any of the 100,000 shares of Series B Preferred Stock originally purchased by Elevation on November 29, 2005 into shares of common stock (and without duplication of the Board seats provided for in the provisions above), and for so long as Elevation holds a number of converted shares equal to less than two-thirds but at least one-third of the original 100,000 purchased shares on an as converted basis, Elevation Partners, L.P. shall continue to have the right to nominate one director for election to our board of directors. The Elevation Stockholders Agreement also provides that Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any Series B Director.

     By virtue of its ownership of our sole outstanding share of Series A Preferred Stock, the NAR has the right to elect the Series A Director. In addition, if there is any vacancy in the office of the Series A Director, then a director to hold office for the unexpired term of the Series A Director may be elected by the vote or written consent of the holder of the Series A Preferred Stock.

     Joe F. Hanauer has served as one of the Company’s directors since November 1996, as vice chairman of our board of directors from November 2001 to January 2002, chairman of the Board since January 2002, and lead independent director since December 2004; he was the National Association of REALTORS® representative on the Board through November 2000. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is a former chairman and director of Grubb & Ellis Company, a former chairman and chief executive officer of Coldwell Banker Residential Group, Inc. and a member of the National Association of REALTORS®. Mr. Hanauer was a trustee of the Calamos Fund Complex, a fund complex of 19 portfolios, from 2001 to December 2009. Mr. Hanauer served as a director of MAF Bancorp Inc. from 1990 until its acquisition in August 2007. Mr. Hanauer serves as one of the Company’s representatives on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

The board of directors believes Mr. Hanauer’s expertise in the areas of real estate and financial services, his knowledge of the National Association of Realtors, his experience as chief executive officer of a public company, and his familiarity with Move’s history and business give him the experience, qualifications and skills to serve as a director for the Company.

     Fred D. Anderson has served as one of the Company’s directors (as one of two Elevation representatives) since December 2005. Mr. Anderson co-founded and has been a Managing Director of Elevation Partners, L.P., a private equity firm focused on the media and entertainment industries since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple, Inc., a manufacturer of personal computers and related software. Prior to joining Apple, from August 1992 to March 1996, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm. Mr. Anderson has also served on the board of directors of eBay Inc. since July 2003, and on the board of directors of Palm, Inc. since October 2007, until its sale in July 2010. Mr. Anderson served as a director of Apple from 2004 to September 2006. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies.

The board of directors believes Mr. Anderson’s extensive global financial management expertise as the former Chief Financial Officer of global technology firms gives him the experience, qualifications and skills to serve as a director for the Company.

     Steven H. Berkowitz has served as the Chief Executive Officer of the Company since January 21, 2009 and has served on the Company’s board of directors since June 2008. Mr. Berkowitz served as Senior Vice President of the Online Services Group at Microsoft Corporation, a software and services company, from May 2006 to August 2008. Prior to joining Microsoft in May 2006, Mr. Berkowitz served as chief executive officer and a director of Ask Jeeves, an online search engine, from January 2004 until August 2005, when the business was sold to IAC/InterActiveCorp. After acquisition by IAC/InterActiveCorp., Ask Jeeves was renamed IAC Search and Media, and Mr. Berkowitz served as its chief executive officer until May 2006. Mr. Berkowitz was president of the Web Properties Division of Ask Jeeves from May 2001 until December 2003. Mr. Berkowitz also serves on the board of directors of TheLadders.com, a private company.

The board of directors believes Mr. Berkowitz’s executive level experience at Internet companies, including his experience as a chief executive officer at a public internet company, gives him the experience, qualifications and skills to serve as a director for the Company.

     Kenneth K. Klein has served as one of the Company’s directors since August 1998. He is President and Chief Executive Officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc., of which Mr. Klein has served as President and Chief Executive Officer since 1980. Mr. Klein was national vice president of the National Association of Home Builders during the calendar years 1999 and 2000. He serves on the board of directors of First Fidelity Bank, an Oklahoma-based regional bank, is the chairman of the board of directors of Habitat for Humanity International and is a Trustee for the National Housing Endowment.

The board of directors believes Mr. Klein’s experience as an executive at the National Association of Home Builders and his residential and commercial construction expertise give him the experience, qualifications and skills to serve as a director for the Company.

     Roger B. McNamee has served as one of the Company’s directors (as one of two Elevation representatives) since December 2005. Mr. McNamee co-founded and has been a managing director of Elevation Partners, L.P. since July 2004. Prior to joining Elevation, Mr. McNamee, as a principal of investment firm Integral Capital Partners, was a co-founder of Silver Lake Partners, a private equity firm, where he is also currently an advisory director. In 1991, Mr. McNamee co-founded the investment firm Integral Capital Partners, where he is currently an advisory director of the general partner of Integral’s seventh investment fund and continues as a managing member of the general partner of its previous investment funds.

The board of directors believes Mr. McNamee’s expertise in technology and related growth industries and his experience with public companies give him the experience, qualifications and skills to serve as a director for the Company.

     V. Paul Unruh has served as one of the Company’s directors since May 2003. For 25 years, Mr. Unruh worked at Bechtel, a privately held global engineering and construction services organization. Prior to his retirement in 2002, Mr. Unruh served as vice chairman of Bechtel Group, Inc. from January 2001 to December 2002 and president of Bechtel Enterprises, a development and financing subsidiary, from July 1997 to January 2001. During his 25-year tenure at Bechtel, Mr. Unruh held a number of management positions including Treasurer, Controller, and Chief Financial Officer. Mr. Unruh has also been a director of Symantec Corporation, a software company, since July 2005, and Heidrick & Struggles International, Inc., a provider of senior-level executive search and leadership services, since July 2004. Mr. Unruh also serves as the chair of Symantec’s Audit Committee. Mr. Unruh was a director of VERITAS Software Corporation, a software company, from 2003 until its acquisition by Symantec in July 2005. Mr. Unruh is a licensed CPA in California.

The board of directors believes Mr. Unruh’s senior management financial expertise and his prior experience with capital markets give him the experience, qualifications and skills to serve as a director for the Company.

     Catherine B. Whatley has served as one of the Company’s directors (as the National Association of REALTORS® representative) since June 2008. Ms. Whatley has also served as the NAR’s representative on the board of directors of RealSelect, Inc., a wholly-owned subsidiary of the Company, since June 2008. Ms. Whatley currently serves on the Executive Committee and the board of directors of the NAR. She was the President of the NAR in 2003 and the Immediate Past President in 2004. Ms. Whatley has been president and owner of Buck & Buck, Inc. REALTORS® since 1986. Ms. Whatley served, until March, 2010, as a member and vice chair of the board of directors of JEA, a municipally-owned utility authority, and she serves on several REALTORS® association non-profit boards.

The board of directors believes Ms. Whatley’s real estate-related experience and expertise and her prior experience as President of the National Association of Realtors give her the experience, qualifications and skills to serve as a director for the Company.

     Bruce G. Willison has served as one of the Company’s directors since December 2002. In addition, since January 2006, Mr. Willison has served as Professor of Management at the UCLA Anderson School of Management. From 1999 to December 2005, Mr. Willison served as Dean of the UCLA Anderson School of Management. This appointment followed a 26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Mr. Willison has also been a director of Health Net, Inc., an integrated managed care organization, since 2000, and a trustee of the SunAmerica Series Trust, a fund complex of 59 portfolios, since 2001. Mr. Willison was a director of IndyMac Bancorp. Inc., the parent company of IndyMac Bank, from July 2005 to July 2008.

The board of directors believes Mr. Willison’s management expertise and his experience in the banking and financial industries give him the experience, qualifications and skills to serve as a director for the Company.

     Robert J. Krolik became the Company’s Chief Financial Officer on July 20, 2009. Mr. Krolik served as Vice President, Finance of eBay Marketplace, an online marketplace, since February 2008. Mr. Krolik served as International Chief Financial Officer and Operations Vice President of eBay from January 2007 to February 2008. Mr. Krolik served as Vice President and Chief Financial Officer of Shopping.com, Inc., an online shopping comparison site which was acquired by eBay, from 2005 to 2007, and served as Vice President, Finance, of Shopping.com from 2004 to 2005. Prior to joining Shopping.com, in 2004, Mr. Krolik served as Chief Financial Officer of DigitalThink, Inc., an e-learning company that was acquired by Convergys Corporation, from 2002 to 2004. Mr. Krolik is a graduate from the University of Texas at Austin and holds a CPA certification (inactive).

     Errol G. Samuelson has served as Chief Revenue Officer for the Company since May, 2009, and as President of REALTOR.com® since February 2007. He was hired as Senior Vice President of Operations of Top Producer in August 2003, and has served as President of Top Producer since October 2003. From January 2002 to August 2003, Mr. Samuelson was an independent consultant and co-founder/principal of the consulting firm Pranix, Inc. From January 2001 to December 2001, Mr. Samuelson served as our Director of International Marketing and Vice President of Product Strategy.

     James S. Caulfield has served as one of our Executive Vice Presidents, and as General Counsel and Secretary since October 2006. Mr. Caulfield has been a member of our legal department since February 2004 and has also served as our Senior Vice President, Deputy General Counsel and Assistant Secretary from March 2006 to October 2006. Prior to joining us, Mr. Caulfield was Vice President and General Counsel of Lincoln Financial Advisors Corporation, a financial planning firm, from March 2002 to February 2004.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Other than Mr. Berkowitz, due to his position as our Chief Executive Officer, and Ms. Whatley, as a member of the Board of Directors and Executive Committee of the NAR and the person currently elected to our Board by the NAR, the board of directors has determined that each member of the Board meets the requirements for being “independent” as defined by applicable law, SEC rules and regulations, and NASDAQ listing standards, each as they may be interpreted and amended from time to time.

     With regard to the independence determinations discussed above, the Board considered the relationship of Messrs. Anderson and McNamee with Elevation as described in the “Security Ownership of Certain Beneficial Owners and Management” section in this proxy statement and in relation to Elevation’s ownership of Series B Preferred Stock. After the partial redemption of the Series B Preferred Stock described above, Elevation beneficially owns approximately seven percent (7%) of the voting equity securities of Move and therefore is not considered an Affiliate of Move under the Sarbanes-Oxley Act.

     The board of directors held a total of eight meetings during the year ended December 31, 2010. Each director attended 75% or more of the aggregate meetings of the Board and of the Board committees on which they served during 2010.

     The Board has the following standing committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended; a Management Development and Compensation Committee; and a Governance and Nominating Committee. Each of these committees has a written charter, and such charters, as well as our corporate governance guidelines and Code of Conduct and Business Ethics, can be found on our website at http://investor.move.com, by clicking on “Corporate Governance.”

Audit Committee

     The Audit Committee’s principal functions are to:
  independently and objectively monitor the periodic reporting of our financial condition and results of operations, including risk-management oversight relating to such reporting;

  monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent registered public accountants and financial and senior management, including risk-management oversight relating to those functions;

  review and evaluate the independence and performance of our independent registered public accountants;

  approve related party transactions and oversee risk management in such areas as the Company’s related party transaction approval process and compliance with the Company’s Code of Conduct;

  retain and manage the relationship with our independent registered public accountants; and

  facilitate communication among our independent registered public accountants, management and the board of directors.
     Our Audit Committee consists of Messrs. Klein, Willison and Unruh. Each of the members of the Audit Committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ listing standards. The Board has determined that Mr. Unruh meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee held eleven meetings during 2010.

Management Development and Compensation Committee

     The Management Development and Compensation Committee’s principal functions are to:
  review the ongoing development of our leadership development programs, succession planning, mission statement and operating values;

  review and approve goals and objectives relevant to the chief executive officer’s compensation, evaluate his performance in light of those goals and objectives, and set his compensation level (including, but not limited to, salary, long-term and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate) based on this evaluation;

  review and approve our overall compensation policies, including as they relate to the Board, our chief executive officer and other executive and senior officers and employees;

  review and approve the compensation levels for executive officers (including, but not limited to, salary, long-term and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate); and

  administer and make recommendations to the Board with respect to our incentive-compensation plans and equity-based compensation plans.
     Our Management Development and Compensation Committee consists of Messrs. Anderson, Hanauer and Willison. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code, and an independent director under applicable NASDAQ listing standards. The Management Development and Compensation Committee held seven meetings during 2010. The Management Development and Compensation Committee may delegate to the extent permitted by applicable law, SEC rules and Nasdaq listing standards, to one or more members of the committee or to an officer, the power to designate officers and employees of the Company and its subsidiaries who will receive awards, and the number and type of awards, under the Company’s incentive compensation plans and equity-based incentive plans. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the committee’s processes and procedures.

Governance and Nominating Committee

     The Governance and Nominating Committee’s principal functions are to:
  identify and make recommendations to the board of directors on individuals qualified to serve as our Board members;

  review and re-evaluate our corporate governance guidelines at least twice per year;

  review and recommend the re-nomination of incumbent directors;

  review and recommend appointments to other committees;

  lead the Board in its annual review of the Board’s performance; and

  perform other tasks, such as studying the size, committee structure, or meeting frequency of the Board.
     Our Governance and Nominating Committee consists of Messrs. Hanauer and McNamee, and also included Ms. Geraldine B. Laybourne until her resignation from the Board effective December 31, 2010. Each of these directors is an independent director under applicable NASDAQ listing standards. The committee held two meetings during 2010.

     The Governance and Nominating Committee will consider all stockholder recommendations for candidates for the board of directors, which should be sent by stockholders to the Governance and Nominating Committee in the care of our secretary, in accordance with the applicable timeliness and information requirements of our Bylaws, Delaware law, and the SEC rules. To facilitate consideration by the Governance and Nominating Committee, the recommendation should also be accompanied by a full statement of the qualifications of the recommended nominee and the consent of the recommending stockholder to be named in our proxy materials. In addition to considering candidates suggested by stockholders, the Governance and Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others.

     Potential new directors are identified, screened, recommended and nominated by the Governance and Nominating Committee. The Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. Any vacancy on the board of directors will be filled by the affirmative vote of a majority of the Board members then in office, unless otherwise required by law or if the Board determines that the vacancy may be filled by the stockholders.

     In addition to a general policy of the Company that no director over the age of 75 shall be nominated for re-election, the Governance and Nominating Committee has adopted the following criteria for the evaluation of director nominees:
  the board of directors as a whole shall be appropriately diverse with members coming from targeted industries and a variety of career paths and skill sets, including experience in business and management, leadership and strategic planning and crisis response;

  the board of directors seeks to attract members from several industries, including technology, the Internet, real estate, real estate finance or related activities, financial services, media, marketing, accounting and finance, education and other core industries related to Move;

  that a preponderance of the Board’s members will have occupied positions in senior management, including CEO positions, with companies engaged in the industries referenced above and that the related companies will have generated at least $250 million in revenues annually;

  all Board members must be able to meet the time commitment of active Board responsibility, and no candidate will be nominated for director if the Board determines that such candidate serves on a number of other boards of directors, or has extensive other obligations, that prevent such candidate from meeting the time commitments required for service on the Board;

  the Board seeks members representing a diversity of skill sets in order to both enable the Board to consider the variety of issues it expects to consider, as well as to offer management the kinds of resources they may need to operate more effectively; and

  Board members are sought who possess personal integrity and high moral and ethical standards, and who can be expected to be committed to represent the long-term interests of stockholders.
The Governance and Nominating Committee has a formal policy with regard to the consideration of diversity in identifying nominees for the Company’s board of directors. That policy provides that the Governance and Nominating Committee, in nominating individuals for the board of directors, shall consider the extent to which nominees would contribute to the diversity of the board of directors as a whole. The Governance and Nominating Committee policy defines “diversity” as a variety of career paths, skill sets, professional experiences, educational experiences, industry backgrounds, viewpoints and other individual qualities and attributes, as well as differences in race and gender. The policy also provides that the Governance and Nominating Committee, in considering individuals for the board of directors, will seek to attract members from the following industries: technology; the Internet; real estate, real estate finance or related activities; financial services; media; marketing; accounting and finance; education; and other core industries related to the Company. The Governance and Nominating Committee plans to assess the effectiveness of the aforesaid policy by considering from time to time whether the Committee’s work is meeting that policy.

     The Board provides a process for stockholders to send communications to the entire Board or any of the directors individually. Stockholders may send written communications to the Board, or to any of the individual directors, in the care of our secretary. All communications will be compiled by the secretary and are forwarded to the addressees or distributed at the next scheduled Board meeting.

     As provided in its Corporate Governance Guidelines, the board of directors encourages its members to attend our annual meeting of stockholders. Messrs. Hanauer, Anderson, Klein, Berkowitz, McNamee, Unruh and Willison, and Mses. Laybourne and Whatley, attended our 2010 annual meeting.

Corporate Governance Matters

     Leadership Structure

     According to the Company’s Bylaws, the roles of Chief Executive Officer and Chairman of the board of directors are to be distinct and not held by the same person. The board of directors believes such separation of roles is at present in the best interests of the Company. This structure helps ensure a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the board of directors. This structure also helps the Chief Executive Officer focus on the management of the Company's day-to-day operations.

     Risk Oversight

     Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The board of directors believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the board of directors or relevant committee of the board of directors, (3) implement appropriate and responsive risk management strategies consistent with Company's risk profile, and (4) integrate risk management into the Company’s decision-making.

     Although the full Board and all committees each considers risk management as part of its respective functions, our board of directors has designated the fully independent Audit Committee to take the lead in overseeing risk management in several areas important to the Company, such as financial controls, business transactions and integrity. The Company believes its leadership structure fosters an atmosphere of significant involvement in the oversight of risk at the Board of Director level while benefiting from the independence of the Audit Committee. The Audit Committee receives input from management and advisors and makes periodic reports to the full Board based on briefings provided by management and advisors in these areas as well as the Committee's own analysis and conclusions regarding the adequacy of the Company's related processes. Accordingly, the Audit Committee will also, when necessary, consider risk-related matters without the presence of management or the Chairman and Chief Executive Officer. The board of directors, and its other committees, also incorporate risk-management oversight into their respective functions. In addition, the board of directors encourages management to promote a corporate culture that incorporates risk management into the Company's strategies and day-to-day business operations.

Director Compensation

     Compensation Structure

     Non-employee directors (other than any director who is entitled to a seat on our board of directors on a contractual basis, or who will be construed as such as described in this proxy statement) receive an annual retainer of $25,000 in cash, which is paid in quarterly installments. Each committee chair receives an additional annual retainer of $5,000 in cash, except the chair of the Audit Committee, who receives $10,000. Each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis, or who will be construed as such as described in this proxy statement) also receives $1,500 in cash for each Board meeting that the director attends in person ($1,000 if the meeting is a telephonic meeting, or if the Board member telephonically attends a meeting not arranged as a telephonic meeting) and that requires a significant commitment of time. Each member of the Board’s Audit Committee receives $2,000 for attending an Audit Committee meeting ($1,500 if the meeting is a telephonic meeting, or if the committee member telephonically attends a meeting not arranged as a telephonic meeting) that requires a significant commitment of time. Each member of any other committees of the Board receives $1,500 for each committee meeting attended ($1,000 if the meeting is a telephonic meeting, or if the committee member telephonically attends a meeting not arranged as a telephonic meeting) that requires a significant commitment of time. Mr. Hanauer, in his capacity as chairman of our Board, receives an additional annual retainer of $70,000 in cash, paid in quarterly installments.

     Share Ownership Guidelines for Directors

     Our board of directors, as recommended by the Management Development and Compensation Committee, requires that each non-employee director (other than any director who is entitled to a seat on our Board on a contractual basis, or who will be construed as such as described in this proxy statement), excluding those who are no longer on our Board, must hold at least 50,000 shares of the Company’s stock. Each of our directors to whom this requirement applies is in compliance with this requirement.

     Director Compensation in 2010

     In June 2010, each non-employee director (other than any director who was entitled to a seat on our board of directors on a contractual basis) was granted 23,183 restricted shares of our common stock. The grants were made in part under our 2000 Equity Incentive Plan and in part under our 2000 Stock Option Plan. Mr. Hanauer, in his capacity as chairman of our Board, was granted an additional 23,183 restricted shares, issued under our 2000 Equity Incentive Plan. Each restricted stock award will vest three years after the grant date. However, (i) all such restricted stock will immediately vest if the director is not nominated for re-election, is nominated for re-election but is not elected, or must resign due to health reasons, or upon such director’s death, (ii) a pro rata portion of such unvested restricted stock will immediately vest upon the director’s resignation or termination due to business conflicts with the Company, and (iii) a director’s entitlement to all such unvested restricted stock will terminate immediately upon the director’s resignation or termination for other reasons. No stock options have been granted to directors since 2003. Our employee directors do not receive any compensation for their services as a director.

     The following table summarizes the cash and other compensation paid by the Company in 2010 to the members of the board of directors for all services in all capacities, other than to Mr. Berkowitz, our Chief Executive Officer. Mr. Berkowitz did not receive any compensation for his services as a director in 2010.

Table - Director Compensation

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($) (1)	($) (2)	($)
Joe F. Hanauer	119,500	105,251	224,751
Fred D. Anderson (3)	—	—	—
Kenneth K. Klein	60,500	52,625	113,125
Geraldine B. Laybourne (4)	34,500	52,625	87,125
Roger B. McNamee (3)	—	—	—
V. Paul Unruh	50,500	52,625	103,125
Catherine B. Whatley (3)	—	—	—
Bruce G. Willison	63,000	52,625	115,625
____________________

(1)	Consists of the following amounts (which are described in the narrative preceding the table):

		Committee
	Annual Retainer	Chair Retainer	Meeting Fees
Director	($)	($)	($)
Hanauer (chair of the Board of Directors and of the
Governance and Nominating Committee)	95,000	5,000	19,500
Anderson	—	—	—
Klein (chair of the Audit Committee)	25,000	10,000	25,500
Laybourne	25,000	—	9,500
McNamee	—	—	—
Unruh	25,000	—	25,500
Whatley	—	—	—
Willison (chair of the Management Development and
Compensation Committee)	25,000	5,000	33,000

(2)	Reflects the fair value of such stock awards as of the applicable grant date, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant.

     The following table shows, by grant date, the restricted stock awarded to each director during 2010:

			Grant Date Fair
			Value of Restricted
		Number of Shares	Stock Award
Name	Grant Date	(#)	($)
Hanauer	06/16/2010	46,366	105,251
Anderson	—	—	—
Klein	06/16/2010	23,183	52,625
Laybourne	06/16/2010	23,183	52,625
McNamee	—	—	—
Unruh	06/16/2010	23,183	52,625
Whatley	—	—	—
Willison	06/16/2010	23,183	52,625

     The aggregate numbers of stock options and shares of restricted stock held by each director as of December 31, 2010 are reflected in the following table, other than to Mr. Berkowitz, whose compensation is disclosed in the “Summary Compensation Table,” below, in this proxy statement:

Director	Stock Options	Restricted Stock
Hanauer	132,500	132,778
Anderson	—	—
Klein	45,000	66,389
Laybourne	—	—
McNamee	—	—
Unruh	40,000	66,389
Whatley	—	—
Willison	40,000	66,389

(3)	Messrs. Anderson and McNamee and Ms. Whatley were not paid compensation for their services as directors of the Company in 2010 because they were entitled to a seat on our Board on a contractual basis.

(4)	Ms. Laybourne resigned as a director of the Company effective December 31, 2010, holding a total of 66,389 shares of restricted stock that had not yet vested. All such shares were forfeited upon her resignation.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information relating to beneficial ownership of our voting securities as of March 21, 2011, by each stockholder known by us to be the beneficial owner of 5% or more of any class of our voting securities,

  each of our directors,

  each of the named executive officers listed in the “Summary Compensation Table” in this proxy statement, and all of our directors and executive officers as a group.
     Unless otherwise noted, the address for each stockholder listed is c/o Move, Inc., 910 East Hamilton Avenue, Campbell, California 95008.

				Shares of Series A			Shares of Series B
	Shares of Common Stock			Preferred Stock (1)			Preferred Stock (2)
	Beneficially Owned			Beneficially Owned			Beneficially Owned
Name of Beneficial Owner	Number		Percent	Number		Percent	Number		Percent
The D3 Family Funds	28,155,339	(3)	17.75%	—		—	—		—
19605 NE 8th Street
Camas, WA 98607
FMR LLC	18,173,007	(4)	11.45%	—		—	—		—
82 Devonshire Street
Boston, MA 02109
TCS Capital GP, LLC	14,735,972	(5)	09.29%	—		—	—		—
888 Seventh Avenue
Suite 1504
New York, NY 10019
Freshford Capital Mgmnt., LLC	14,222,258	(6)	08.96%	—		—	—		—
800 Westchedster Ave.
Suite N-617
RyeBrook, NY 10573
Roger B. McNamee	11,692,805	(7)(8)	06.86%	—		—	49,044.05	(9)	100%
Elevation Partners, L.P.	11,677,155	(8)	06.85%	—		—	49,044.05	(9)	100%
2800 Sand Hill Road
Suite 160
Menlo Park, CA 94025
Fred D. Anderson	11,677,155	(8)	06.85%	—		—	49,044.05	(9)	100%
Wells Fargo and Company	10,162,102	(10)	06.41%	—		—	—		—
420 Montgomery St.
San Francisco, CA 94104
W. Michael Long	9,940,808	(11)	05.90%	—		—	—		—
BlackRock, Inc.	9,220,473	(12)	05.81%	—		—	—		—
40 East 52nd Street
New York, NY 10022
National Association of REALTORS®	3,935,329		02.48%	1		100%	—		—
430 North Michigan Ave.
Chicago, IL 60611
Catherine B. Whatley	3,935,329	(13)	02.48%	1	(13)	100%	—		—
Steven H. Berkowitz	2,804,627	(14)	01.75%	—		—	—		—
Errol Samuelson	1,557,625	(15)	*	—		—	—		—
Joe F. Hanauer	1,019,414	(16)	*	—		—	—		—
James S. Caulfield	916,875	(17)	*	—		—	—		—
Robert Krolik	511,458	(18)	*	—		—	—		—
Bruce G. Willison	246,689	(19)	*	—		—	—		—
V. Paul Unruh	216,689	(20)	*	—		—	—		—
Kenneth K. Klein	216,489	(21)	*	—		—	—		—
All 11 directors and executive
officers as a group (22)	23,118,000		13.31%	1		100%	49,044.05		100%

As of March 21, 2011, 158,658,463 shares of common stock were issued and outstanding.
____________________

*	Represents beneficial ownership of less than 1%.

(1)	We have authorized the issuance of one share of Series A Preferred Stock, which is held by the National Association of REALTORS®. Although the Series A preferred stockholder is generally not entitled to notice of any stockholders’ meetings or to vote on any matters with respect to any question upon which holders of our common stock or of any other series of our preferred stock have the right to vote, except as may be required by law (in which case, the Series A Preferred Stock would have one vote per share and would vote together with the common stock as a single class), the holder of Series A Preferred Stock is entitled to elect one member of our board of directors.

(2)	By virtue of their ownership of all of the outstanding shares of our Series B Preferred Stock, Elevation currently has the right to elect one of our directors. In addition, the Series B Preferred Stock votes as a single class with the common stock on any matter to come before the stockholders of the Company, with each share of Series B Preferred Stock being entitled to cast a number of votes equal to the number of shares of Common Stock into which it is then convertible. Pursuant to the Elevation Stockholders Agreement, Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any directors designated by them.

(3)	The information shown is as of May 4, 2009 and is based upon information disclosed by, D3 Family Fund, L.P., D3 Family Bulldog Fund, L.P., D3 Family Canadian Fund, L.P., DIII Offshore Fund, L.P., Nierenberg Investment Management Company, Inc., Nierenberg Investment Management Offshore, Inc., and David Nierenberg in an amendment to a Schedule 13D filed with the SEC on May 4, 2009. Such persons reported that the D3 Family Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 4,068,230 shares of our common stock; and that D3 Family Bulldog Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 17,716,570 shares of our common stock; and that D3 Family Canadian Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 1,865,393 shares of our common stock; and that DIII Offshore Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 4,505,146 shares of our common stock; and that Nierenberg Investment Management Company, Inc. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 28,155,339 shares of our common stock; and that Nierenberg Investment Management Offshore, Inc. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 4,505,146 shares of our common stock; and that David Nierenberg has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 28,155,339 shares of our common stock.

(4)	The information shown is as of December 31, 2010, and is based upon information disclosed by FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company, and Fidelity Mid Cap Stock Fund in an amendment to a Schedule 13G filed with the SEC on February 14, 2011. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 17,515,519 shares of our common stock as a result of acting as investment adviser to various investment funds. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 14,000,000 shares of our common stock. Such persons reported that Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds, each have sole power to dispose or to direct the disposition of 17,515,519 shares of our common stock. Sole power to vote these shares resides in the respective boards of trustees of the funds that have invested in the shares. Pyramis Global Advisors, LLC(“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 657,488 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 657,488 shares of our common stock and sole power to vote or to direct the voting of 657,488 shares of our common stock owned by the accounts managed by PGALLC. On April 8, 2011, FMR LLC filed a Schedule 13G reporting its beneficial ownership of our common stock at March 31, 2011, was less than five percent.

(5)	The information shown is as of December 31, 2009 and is based upon information disclosed by TCS Capital Investments, L.P., TCS Capital GP, LLC and Eric Semler in an amendment to a Schedule 13G filed with the SEC on February 16, 2010. Such persons reported that Eric Semler has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 14,735,972 shares of our common stock and that TCS Capital GP, LLC has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 14,735,972 shares of our common stock and that TCS Capital Investments, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 6,793,018 shares of our common stock.

(6)	The information shown is as of December 31, 2010 and is based upon information disclosed in Freshford Capital Managements, LLC, Freshford GP, LLC and Freshford Partners, LP in an amendment to a Schedule 13G filed with the SEC on February 14, 2011. Such persons reported that Freshford Capital Management, LLC has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 3,568,722 shares of our common stock and shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 10,653,536 shares of our common stock; and that Freshford GP, LLC and Freshford Partners, LP have shared power to dispose or direct the disposition of and share power to vote or direct the voting of 10,653,536 shares of our common stock.

(7)	Includes 15,650 shares of common stock owned by the Roger and Ann McNamee Trust UTAD 3/27/96. Mr. McNamee and his wife are trustees of this trust.

(8)	Pursuant to Rule 13d-3 under the Exchange Act, Elevation Partners, L.P. (“Elevation Partners”) may be deemed to beneficially own 11,674,586 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Elevation Partners. Pursuant to Rule 13d-3 under the Exchange Act, Elevation Employee Side Fund, LLC (“Side Fund”) may be deemed to beneficially own 2,569 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Side Fund.

Each of Mr. Anderson and Mr. McNamee (each a Series B Director during 2010), as well as each of Marc Bodnick, Paul Hewson, and Bret Pearlman (collectively, the “Managers”) is a manager of Elevation Associates, LLC (“Elevation LLC”), which is the sole general partner of Elevation Associates, L.P. (“Elevation GP”). Elevation GP is the sole general partner of Elevation Partners. Each of the Managers, including Messrs. Anderson and McNamee, is a manager of Elevation Management, LLC (“Elevation Management”), which is the sole managing member of Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

Elevation Partners, Elevation GP and Elevation LLC have sole power to dispose and to direct the disposition of, and sole power to vote and direct the voting of 11,674,585 shares of our common stock. Side Fund and Elevation Management have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 2,569 shares of our common stock. Each of the Managers has shared power to dispose and to direct the disposition of and shared power to vote and direct the voting of the 11,677,155 shares of our common stock held by Elevation Partners and Side Fund.

(9)	Includes approximately 49,033.26 shares of Series B Preferred Stock held by Elevation Partners and approximately 10.79 shares of Series B Preferred Stock held by Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(10)	The information shown is as of January 19, 2011, and is based upon information disclosed by Wells Fargo and Company and Wells Capital Management Incorporated in a Schedule 13G filed with the SEC on January 25, 2011. Such persons reported that Wells Fargo and Company has sole power to dispose or to direct the disposition of 10,162,102 and sole power to vote or to direct the voting of 7,140,783 shares of our common stock and that Wells Capital Management Incorporated has sole power to dispose or direct the disposition of 10,162,102 and sole power to vote or direct the voting of 2,978,220 shares of our common stock.

(11)	Includes 9,750,000 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011.

(12)	The information shown is as of December 31, 2010, and is based upon information reported by BlackRock, Inc. in an amendment to a Schedule 13G filed with the SEC on February 7, 2011, including that BlackRock, Inc. has sole power to dispose of, or direct the disposition of, and sole power to vote, or direct the voting of, 9,220,473 shares of our common stock. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; and BlackRock International Ltd.

(13)	The common stock shown includes 3,935,329 shares of common stock held by the National Association of REALTORS®, of which Ms. Whatley currently serves as a director. Ms. Whatley disclaims beneficial ownership of all of this common stock.

The Series A preferred stock shown includes one share of Series A Preferred Stock held by the National Association of REALTORS®, of which Ms. Whatley currently serves as a director. Ms. Whatley disclaims beneficial ownership of this Series A preferred stock.

(14)	Includes 33,771 shares of restricted stock that are subject to vesting and non-transferable as of March 21, 2011. Also includes 1,718,749 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011.

(15)	Includes 1,555,937 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011. Also includes 1,688 shares otherwise owned by Mr. Samuelson.

(16)	Includes 132,778 shares of restricted stock that are subject to vesting and non-transferable as of March 21, 2011. Also includes 132,500 shares issuable upon the exercise of options that are held by Mr. Hanauer that are vested and exercisable as of May 20, 2011. Also includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(17)	Includes 916,875 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011.

(18)	Includes 100,000 shares of restricted stock that are subject to vesting and non-transferable as of March 21, 2011. Also includes 343,750 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011.

(19)	Includes 66,389 shares of restricted stock that are subject to vesting and non-transferable as of March 21, 2011. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011.

(20)	Includes 66,389 shares of restricted stock that are subject to vesting and non-transferable as of March 21, 2011. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011.

(21)	Includes 66,389 shares of restricted stock that are subject to vesting and non-transferable as of March 21, 2011. Also includes 45,000 shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011.

(22)	Includes shares issuable upon the exercise of options that are vested and exercisable as of May 20, 2011. Also includes shares of our common stock issuable upon conversion of the Series B Preferred Stock held by Elevation Partners and Side Fund, which shares are deemed to be beneficially owned by Mr. Anderson and Mr. McNamee as described in footnote 8 above.

COMPENSATION DISCUSSION AND ANALYSIS

     In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies and the material compensation decisions we have made, and the factors considered with respect to those decisions, under those programs and policies with respect to the following individuals, referred to herein as our “Named Executive Officers:”
  Steven H. Berkowitz, our Chief Executive Officer;

  Robert Krolik, our Chief Financial Officer;

  Errol Samuelson, our Chief Revenue Officer and President – REALTOR.com; and

  James S. Caulfield, our Executive Vice President, General Counsel and Secretary.
Compensation Policy Overview

     The Company’s Management Development and Compensation Committee (the “Committee”) of the board of directors acts on behalf of the Board to discharge the Board’s responsibilities relating to management development and compensation of the Company’s executive officers and directors. The Committee reviews and sets base salary levels, target bonuses, and other elements of compensation each year for the chief executive officer (“CEO”) and other executive officers of the Company. The Committee also administers the Company’s incentive and equity plans for all employees. In administering these plans and reviewing and setting the total compensation packages for Company’s executive officers, the Committee looks to several performance factors and objectives, which are described below. Generally, these same factors are used in determining the compensation for employees throughout the Company.

Compensation Objectives

     The Committee’s overall philosophy and objective in compensating executive officers is to attract, motivate, reward and retain key executives and employees who are critical to the success of the Company. We believe this objective can be achieved through a compensation program that is related to corporate and individual performance, and increases in stockholder value, and provides a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. In furtherance of this objective, our program is designed to “pay for performance,” align the interests of our executive officers with those of our stockholders and retain the services of executives upon whose special effort the successful operation of the Company is largely dependent. Compensation paid to our executive officers reflects the level of job responsibility, as well as individual and Company performance. As employees progress to higher levels in the Company, we believe that an increasing proportion of their pay should be linked to Company performance and stockholder returns since they are more able to affect the Company’s results. Because the Named Executive Officers have the ability to make the most significant impact on stockholder value, a greater amount of their compensation is related to Company performance.

     Pay for Performance

     The Committee believes compensation should incentivize and reward performance. Accordingly, the Committee designs our compensation programs to provide increased compensation for outstanding individual and Company performance. Likewise, where individual and/or Company performance falls short of expectations, the programs provide lower compensation. However, the objectives of pay-for-performance and retention must be balanced such that in periods of temporary downturns in Company performance, the programs will continue to ensure that successful high-achieving employees at all levels of the Company will remain motivated and committed to the Company.

     Key compensation elements that are tied to both the Named Executive Officer’s performance and the Company’s performance include:
  a base salary that may be increased based on a review of the executive’s performance in his or her specific role with the Company, including within the context of Company growth or other performance;

  an annual cash bonus that is based on an assessment of the executive’s performance against pre-determined quantitative and qualitative measures, within the context of the Company’s overall performance;

   equity incentive compensation in the form of stock options, the value of which is determined by Company performance and the improvement in the Company’s stock price (resulting in an alignment of interests such that value arises only when the shareholders also gain value), and which options are subject to vesting based on continued employment with the Company; and

  equity compensation in the form of performance-based restricted stock units (“RSUs”) which vest based on achievement of one or more Company financial performance targets, such as Adjusted EBITDA (defined below) or revenue.
     Base salary and cash bonuses are designed to reward annual achievements and reflect the Named Executive Officer’s contribution to Company performance, level of responsibility, experience and effectiveness. Equity compensation is designed to retain and motivate executives to achieve greater long term results.

     Alignment with Stockholder Interests

     The Committee seeks to align the interests of our Named Executive Officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements that it believes will closely correlate over time with long-term stockholder value. The primary compensation element used to align the Named Executive Officer’s interests with those of our stockholders is equity incentive compensation in the form of stock options and RSUs and, in limited circumstances, restricted stock. The Company’s equity ownership policies and equity holding requirements also further this objective, and are discussed below under “Executive Compensation for 2010,” “Share Ownership Guidelines for Named Executive Officers” and “Post-Exercise Hold Period Requirements.”

     Retention of Key Employees

     Compensation should foster long-term employee commitment to the Company’s sustained success. Although many Company employees receive a mix of both annual and long-term incentives, employees at higher levels have a greater proportion of their compensation tied to longer-term performance because they are in a position to have a more substantial influence on long-term results. Key elements of compensation tied to the retention of our Named Executive Officers include:
  extended vesting terms for equity incentive compensation, such as stock options and restricted stock; and

  RSUs that vest only if the executive remains employed with the Company and that result in issued shares only to the extent the Company achieves certain financial performance targets for the applicable fiscal year.

     Additional Compensation Considerations

     Our compensation philosophy for all employees also applies to our Named Executive Officers, and includes:
  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

  Compensation policies should be clear to employees. In order for compensation to be an effective motivator, employees should understand how their efforts and Company performance can affect their pay.

  Compensation and benefit programs should be fair and equitable. Although programs and individual pay levels will by their nature reflect differences in job responsibilities, the given market or geographic region, and related considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to effectively carry out his or her responsibilities.
The Committee’s Processes

     The Committee utilizes a number of processes to ensure the Company’s executive compensation program achieves its objectives. Among them are:

     Establishing and Assessing Company Performance

     The Committee reviews prior Company financial performance to assist in establishing the total compensation ranges at the outset of the year, as well as to determine cash incentive awards at the end of the year. The Committee annually makes the determination as to which financial measure or measures to use from the following group: revenue and/or revenue growth; Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization, and certain other non-cash and non-recurring items, principally impairment charges, restructuring charges, litigation settlement charges, and stock-based compensation charges); net income and/or growth; earnings per share; operating cash flow; return on income; return on equity; and overall economic performance and growth in the industry. In 2010, the Committee used revenue and Adjusted EBITDA to measure overall corporate financial results, adjudging them appropriate measures for such purposes and as appropriately reflecting overall Company financial goals and performance.

     As more fully described below, in reviewing the applicable financial measures each year, the Committee generally relies upon a pre-determined formula with respect to the basis for payments under the cash incentive bonus plans, but uses discretion to make adjustments and may take into account other factors such as short-term changes in the business or economic environment, and individual officer contributions and performance. The formula allocates a certain percentage of the potential bonus to the Company performance elements, as well as a percentage to the individual performance elements. The Committee establishes the weighting of the elements based upon considerations such as the person’s position and ability to influence overall Company performance.

     In order to establish the specific Company financial targets on which the potential bonuses are based, the executives present a proposed Company financial plan to the Committee. The Committee reviews the proposed plan to confirm the adequacy of the financial targets and to evaluate whether the plan presents an appropriate challenge, without unnecessary risk, in light of the given economic and industry environment and the Company’s relative strategic position. The Committee then provides its modifications to management before approving the final financial plan.

     Establishing and Assessing Individual Performance

     Individual performance has a strong impact on the compensation of the Named Executive Officers. With respect to the CEO, the Committee meets with the CEO in executive session annually at the beginning of the year to agree upon the CEO’s performance objectives (both individual and Company goals). At the end of the year, the Committee meets in executive session to conduct a performance review of the CEO, based on achievement of the agreed-upon objectives for the year, including the CEO’s self-evaluation, and a summary of the evaluations made by the other members of the board of directors. The assessment of the CEO is therefore conducted by the entire Board and communicated to the CEO.

     For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on its and the Board’s interactions with the executive officers over the course of the year. As with the CEO, the performance evaluation of these executives is based on achievement of pre-determined Company and individual objectives based on a percentage formula allocating potential bonus amounts to Company financial targets and individual performance objectives. At the beginning of the year, the CEO solicits the proposed individual performance objectives from each of the Named Executive Officers and then reviews these objectives to insure they are appropriate for the officer and the Company, providing modifications or additional objectives as the CEO believes necessary prior to sending to the Committee to review. The Committee evaluates the proposed objectives, providing its own modifications and additions in order to confirm that each executive is setting suitable objectives. With respect to these individual objectives, the Committee focuses on establishing personal criteria that are specific, challenging but achievable, and further the development of the individual as an executive, as well as the Company’s business plan. At the end of the year, each executive provides a performance self-evaluation measured against the executive’s pre-specified objectives. The CEO reviews each executive’s performance and may modify the executive’s own assessment as the CEO believes appropriate for presentation to the Committee. The CEO provides his or her assessment of performance to the Committee along with the corresponding recommended bonus amount based on the pre-established potential percentage and the extent to which such executive has or has not met the delineated objectives. The Committee then provides its own performance evaluation of the Named Executive Officers to determine their total compensation. The full Board also receives the CEO’s assessment of the other Named Executive Officers, but does not play a role in determining the compensation for those executives, with the exception of the Chief Financial Officer (“CFO”), for which the Audit Committee chairperson is consulted since the CFO’s individual performance objectives consistently include support of the Audit Committee’s activities throughout the year.

Market Data

     The Committee considers competitive market compensation paid by other companies within the Company’s peer group, but does not attempt to maintain a target percentile within a peer group or otherwise rely on that data to determine executive compensation. In 2006, the Committee retained a compensation consultant, Radford, an Aon Consulting company (“Radford”), to review our compensation practices against a peer group of companies. Radford selected a peer group consisting of twenty-one companies in related industries reflective of our business model and competitive talent market, with revenues of approximately $200 million to $1 billion. The following companies comprised the full peer group:

1-800-Flowers.com; Alloy; aQuantive; CheckFree; CNET Networks; FactSet Research Systems; CSI Commerce; InfoSpace; InfoUSA; Interactive Data; Martha Stewart Living Omnimedia; Monster Worldwide; NetBank; Netflix; Priceline.com; PRIMEDIA; SAVVIS; United Online; ValueClick; ValueVision Media; and Zones.

     Radford then analyzed published surveys and publicly available data to review the overall executive compensation programs of these companies in comparison with the Company’s then-current practices in order to make compensation recommendations to the Committee, as discussed further below in reference to the Radford 2006 Study. The Committee continued to make use of this study in connection with the granting of time-vested stock options in 2010 to our Named Executive Officers.

     During the latter half of 2010, Radford, at the Committee’s request, performed an updated review with respect to market comparison of executive compensation. In doing so, Radford selected an updated peer group consisting of nineteen companies in related industries reflective of our business model and competitive talent market, with revenues of approximately $90 million to $990 million. The following companies comprised the full, updated peer group, of which ten were new compared to the peer group identified in 2006:

1-800-Flowers.com; Alloy; Ancestry.com; Co-Star Group; Ehealth; InfoSpace; Internet Brands; Martha Stewart Living Omnimedia; PRIMEDIA; QuinStreet; SAVVIS; Shutterfly; TechTarget; The Knot; Tree.com (formerly Lending Tree); U.S. Auto Parts Network; United Online; ValueClick; and ValueVision Media.

     Radford then used publicly available surveys and other data to analyze the Company’s practices as compared with the overall executive compensation programs of this updated peer group of companies, in order to be able to make compensation recommendations to assist the Committee in its for future compensation-related decisions, as discussed below (the “Radford 2010 Study”).

     Role of Compensation Consultant

     Periodically, the Committee may utilize an outside compensation consultant to assist in reviewing and establishing compensation programs for the Named Executive Officers. In 2006, the Board requested that the Committee recommend a comprehensive equity incentive program for the Company’s senior management team. The Committee retained Radford in 2006 to assist in preparing such a program, and Radford provided analysis and recommendations that same year (the “Radford 2006 Study”). Radford made an assessment of the Company’s overall executive compensation structure including base salary, total cash awards, existing long-term incentives, the value of current executive equity holdings, and historical equity usage, including the total expense and impact to earnings per share. The Committee and Radford analyzed this assessment relative to the peer group identified in 2006, the parameters recommended by proxy consulting firms such as Institutional Shareholder Services, the current business needs, and long-term Company strategy. Based on this review and analysis, as discussed below under “Equity Incentives,” in 2006 the Committee recommended to the Board maintaining existing base salaries and cash incentive levels, but granting a combination of time-vested stock options and performance-based RSUs contingent on achieving certain Company financial targets in 2008. As it had in 2008 and 2009, the Committee early in 2010 continued to rely on the Radford 2006 Study’s assessments by adhering to the equity incentive plan established in 2006, retaining existing base salaries for Named Executive Officers and granting awards of stock options in February 2010 to our Named Executive Officers. In November 2010, after completion of, and consistent with, the Radford 2010 Study, the Committee granted to our Named Executive Officers, excepting our Chief Executive Officer, awards of performance-based RSUs contingent on achieving Company financial performance goals for the 2011 fiscal year. Such stock option and RSU grants are addressed further at in the “Executive Compensation for 2010” section of this “Compensation Discussion and Analysis,” under “Equity Incentives.”

     The Company’s executives did not participate in the selection of Radford in 2010. Except for the above-described work of Radford in 2010 and related follow-on consulting, advice relating to a new incentive plan (which is the subject of one of the proposals outlined in the Notice of Annual Meeting of Stockholders accompanying this proxy statement) and related service (e.g., proxy statement review) and participation in Radford’s market survey services relating to executive and non-executive compensation, the Company did not receive any other services from Radford with respect to executive compensation. Radford’s parent company, Aon Consulting, also provides broker and consulting services to the Company relating to our property and casualty insurance programs. The Company has not used the services of any other compensation consultant in matters affecting Named Executive Officer or director compensation. In the future, the Company or the Committee may engage or seek the advice of Radford or other compensation consultants.

     Role of Executive Officers in Compensation Determinations

     As noted above, the CEO and the Committee together assess the performance of the other Named Executive Officers and determine their compensation, following an initial recommendation from the CEO. The full Board also receives the CEO’s assessment of the other executives, but does not play a role in determining the compensation for those executives, with the exception of the CFO, for which the Audit Committee chair is consulted.

Elements Used to Achieve Compensation Objectives

     Described below are the elements of compensation the Committee uses to achieve the compensation objectives discussed above. Following this discussion is a summary of executive compensation policies and programs in place for 2010.

     Annual cash compensation

        Base Salary

     Base salary is the fixed element of the executive’s annual cash compensation. The value of base salary reflects the Named Executive Officer’s level of responsibility, relative experience and breadth of knowledge, and internal pay equity. Base salaries are evaluated annually but are not automatically increased if the Committee believes that other elements of compensation, such as cash or equity incentives, are more appropriate in light of our stated compensation program objectives. This strategy is consistent with the Company’s primary intent of weighting compensation towards achieving performance objectives.

        Cash Incentive

     The Committee, with input from the CEO, annually establishes a bonus plan for each Named Executive Officer. The bonus plan sets forth the executive’s bonus potential and other terms, and each Named Executive Officers is also provided with his or her individual performance objectives for the year and the corporate performance goals for the Company. Our Named Executive Officers have the opportunity to earn a cash incentive bonus based on individual and Company performance at “target” levels for the year, and most have the opportunity to earn an additional cash incentive amount for individual and/or Company performance that is exceptional. Because the executive officers have an increased ability to affect financial results, the Committee links a substantial proportion of their incentive compensation to the Company’s financial performance. The allocated percentage varies based on the executive’s position, and generally reflects the ability that an executive in their position would have to influence Company performance as applicable.

     With respect to the individual performance element of incentive compensation, as discussed above, the executive is given an opportunity at the beginning of the year to prepare a list of his/her business objectives, and provide these to the CEO, who in turn discusses the objectives with the executive and presents the objectives, with any of the CEO’s appropriate additional objectives or modifications, to the Committee. Individual performance goals will naturally vary among executives and from year to year, but they generally focus on specific strategic and productivity goals designed to sustain and/or enhance the Company’s success, often including internal and external relationship and leadership goals.

     Equity Awards

        Stock Options and RSUs

     The Company relies heavily on long-term equity based compensation to compensate and incentivize its executive officers. The Committee’s practice is to make stock option grants based on employee performance and value to the Company, and to use grants to attract and hire talented professionals in key positions. The Committee does not have a policy that creates automatic option grants each year, but instead reviews option awards annually for the executives and other key employees.

     The Committee typically grants stock options to executive officers in connection with significant increases in responsibilities, and periodically to achieve the Company’s retention objective. Grants are based on the executive’s level of responsibility, anticipated future contribution to Company results, past performance, peer group and comparable company data, and other relevant factors. The Committee considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such allocations.

     When determining the appropriate amount and combination of stock options and RSUs, the Committee also considers the accounting cost of these grants and other potential impacts on stockholders or the Company (for example, dilution), the number of outstanding shares available for grant, competitive market trends, the status of the executive’s existing equity holdings from prior awards, if any, other components of the executive’s compensation (e.g., by review of tally sheets) and the potential benefits of options and RSUs as a compensation tool.

     The Committee believes that combined grants of stock options and RSUs balance its objective of motivating the Named Executive Officers to deliver long-term value to our stockholders with rewarding the executive’s performance. Stock options have value only to the extent the price of the Company’s stock on the date of exercise exceeds the price of the Company’s stock on the grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool and align management’s interests with those of stockholders. RSUs offer executives the opportunity to receive shares of Company stock after the date of vesting, but are contingent upon achieving certain Company financial performance targets established by the Committee. In this regard, RSUs serve to reward, motivate and retain executives, since over time the value of the Company’s stock will tend to be enhanced if the performance targets are met.

        Grant Timing and Price

     In March of 2007, the Committee adopted an option grant policy. Under the policy, option grants to executive officers and other key employees recommended by the CEO are generally considered annually in connection with the Committee’s year-end review of management performance and executive compensation, notwithstanding the timing of the Company’s annual earnings release or other disclosures. We do not coordinate the timing of equity award grants with the release of material nonpublic information.

     Other Elements

        Employment Agreements and Severance Benefits

     The Company has entered into employment agreements and/or executive retention and severance agreements with each of its Named Executive Officers. The agreements allow the Company to retain and attract highly-qualified executives, ensure the continued employment and dedication of these executive officers during potential change-in-control transactions, and generally promote stability among its Named Executive Officers which furthers the Company’s overall success. Change-in-control benefits align executive and stockholder interests by enabling the executives to consider change-in-control arrangements that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transaction would jeopardize their own employment. The potential severance and change-in-control benefits are more fully described below in “Potential Payments upon Termination or Change in Control.” The potential benefit levels established by the Committee are based upon the executive’s annual base and cash incentive compensation and generally do not provide severance or any other benefits in excess of one year. In addition, the agreements provide for accelerated vesting of stock options upon certain triggering conditions. The Committee believes the terms and conditions triggering the severance benefits are competitive with similar positions in the Company’s peer group and that these benefits create an appropriate balance to ensure executive commitment to the Company’s business goals. Each Named Executive Officer has also committed not to solicit our employees for a period of one year following the termination of the executive’s employment with the Company.

        Retirement and Welfare Benefits

     The Named Executive Officers generally are offered the same retirement and welfare benefits as the rest of the Company’s full time employees. These benefits include medical, vision and dental coverage, disability and life insurance and the Move 401(k) Plan (or the equivalent plan in Canada), which includes a limited Company-matching contribution feature. However, our Named Executive Officers, beginning in 2011, generally are not entitled or subject to any fixed amount of paid time off for vacation, floating holidays or illness, which arrangement is discussed further under the “Benefits Package” section of this proxy statement. The cost of retirement and welfare benefits is partially borne by the employee, including each Named Executive Officer.

        Perquisites

     The Company currently does not provide perquisites or personal benefits to the Named Executive Officers, the only exception for 2010 being limited in amount to $2,345 and representing reimbursement to Mr. Samuelson of fitness club dues of $232 and Company-paid travel for his spouse of $2,113, per his agreement with the Company upon his promotion in February 2007 to President of REALTOR.com, and which is set forth in the “Summary Compensation Table,” below, under the “All Other Compensation” column.

Executive Compensation for 2010

     Utilizing the elements and processes described above, the following is a discussion of the Committee’s 2010 compensation decisions for each of the Named Executive Officers.

     Base Salary

     Mr. Berkowitz--On January 21, 2009, the Company entered into an employment agreement with Mr. Berkowitz, providing a base salary of $525,000. The Committee determined Mr. Berkowitz’s initial base salary based on its consideration of information provided by a reputable and experienced executive search firm as to CEO compensation, as well as other relevant factors, including Mr. Berkowitz’s level of experience, previous salary and expected contributions to the Company. The Committee has not increased his base salary.

     Mr. Krolik--On June 26, 2009, the Company entered into an employment agreement with Mr. Krolik, providing a base salary of $325,000 which commenced upon his start date with Company, July 20, 2009. The Committee determined Mr. Krolik’s initial base salary based on its consideration of information provided by a reputable and experienced executive search firm as to CFO compensation, as well as other relevant factors, including Mr. Krolik’s level of experience, previous salary and expected contributions to the Company. The Committee has not increased his base salary.

     Mr. Samuelson--Mr. Samuelson has been employed with the Company since August 2003, originally managing three software subsidiaries, including Top Producer. In February 2007, the Company promoted Mr. Samuelson to Executive Vice President and President of both REALTOR.com® and Top Producer and assumed responsibility for the entire Real Estate Services segment. In conjunction with these increased responsibilities and in recognition of the outstanding services Mr. Samuelson has consistently provided the Company, his base salary was increased to $325,000, effective February 22, 2007. In determining the amount of his annual base pay the CEO and Committee looked to his immediate predecessor’s base pay, as well as whether this compensation was consistent with the position and the competitive market based on Mr. Samuelson’s experience and value to the Company. The Company did not increase Mr. Samuelson’s base salary upon his being named in 2009 as Chief Revenue Officer for the Company and has not since increased his base salary.

     Mr. Caulfield--Mr. Caulfield has been employed with the Company since February, 2004, originally as Vice President, Senior Corporate Counsel, in our Legal Department. In March, 2006, he was promoted to Senior Vice President, Deputy General Counsel and Assistant Secretary, positions he held through October, 2006. In October, 2006, Mr. Caulfield was promoted to serve as the Company’s Executive Vice President, General Counsel and Secretary. In conjunction with these increased responsibilities and in recognition of his many contributions to the Company, his salary was increased to $275,000 effective as of December 1, 2006. In determining the amount of his annual base pay the Committee considered his immediate predecessor’s base pay and relative experience, as well as whether this compensation was consistent with the position and the competitive market based on Mr. Caulfield’s experience and value to the Company. The Company has not since increased Mr. Caulfield’s base salary.

     As stated above, in order to attract and retain outstanding performers, the Company must provide an attractive base salary commensurate with the executive’s experience and competitive against other employers. The Committee believes that the 2010 annual base salaries for the Named Executive Officers were appropriate and therefore no base salary increases were effected in 2010 with respect to them.

     Annual Cash Incentive Bonuses

     As discussed under “Elements Used to Achieve Compensation Objectives,” the Committee, with input from both the CEO and the other executive officers, establishes target bonus amounts, expressed as a percentage of base salary, at the beginning of each year. Bonus payouts for the year are determined by the Company’s financial results and individual performance results for the year relative to the predetermined performance measures. The bonuses paid for 2010 appear in the “2010 Cash Incentives Table” at the end of this “Annual Cash Incentive Bonuses” section and also in the “Summary Compensation Table,” below, under the “Nonequity Incentive Plan Compensation” column.

     The 2010 bonus opportunity for target performance for each of the Named Executive Officers was based 60% on the achievement of Company financial performance goals and 40% on individual performance goals, and the total amount possible, aggregate of both the Company financial portion and the individual performance portion, was 100% of the executive’s base salary, except it was 50% for Mr. Krolik.

     The 2010 bonus opportunity for exceptional performance, for those of our Named Executive Officers entitled to such an additional incentive bonus opportunity, was likewise allocated between Company performance (60%) and individual performance (40%), and the total bonus amount possible for such exceptional performance, again, aggregate of both the Company and individual performance portions, was 100% of the executive’s base salary, except it was 50% for Mr. Krolik and Mr. Caulfield does not participate in this additional incentive bonus opportunity.

     For all Named Executive Officers other than Messrs. Caulfield and Krolik, actual bonus amounts could range from 0% of base salary for performance at or below a threshold level to 200% of base salary for exceptional performance. For Mr. Krolik, the actual bonus amount could range from 0% of his base salary for performance below a threshold level to 100% of base salary for exceptional performance. For Mr. Caulfield, the actual bonus amount could range from 0% of his base salary for performance below a threshold level to 100% of base salary.

     As discussed above, the Committee allocates a portion of annual cash incentives to achievement of Company financial goals and a portion to achievement of individual performance goals, but retains the discretion to modify such allocations, except that an executive cannot earn more than the maximum percentage amount. The Committee incorporates flexibility into the annual cash bonus opportunity to better reflect the evolving nature of our business, and therefore may adjust upward or downward the bonus portions related to the Company and individual performance objectives.

     Although the Company financial and individual performance goals were set at levels the Committee believed were achievable, the maximum bonus of 200% (available for all Named Executive Officers other than Messrs. Caulfield and Krolik), and for Mr. Krolik 100%, would have required extraordinary performance for both the individual and Company measures. In 2010, none of the Named Executive Officer achieved such level of performance. Generally, the Committee sets the performance requirements for target and maximum cash bonus awards such that the relative ability to achieve these goals is consistent from year to year.

     Corporate Financial Performance Element

     The corporate financial performance element of the 2010 cash incentive bonuses was based on a financial matrix consisting of Adjusted EBITDA and revenue components. In order for an executive to earn a cash incentive award based on this element, the Company had to exceed the “Threshold” performance goals of $19.3 million of Adjusted EBITDA. Assuming the Threshold performance level was exceeded, the extent of an executive’s cash incentive award then depended, in part, upon the extent to which the Adjusted EBITDA and revenue components approached or met the “Target” performance levels. The Adjusted EBITDA and revenue goals for Target level performance were $25 million and $200 million, respectively. Assuming the Target performance levels are exceeded, the extent to which an executive might earn a cash incentive award in excess of his or her target bonus amount depends, in part, upon the extent to which the Adjusted EBITDA and revenue components approach or meet the “Extraordinary” performance levels, which in 2010 they did not. Attainment of the maximum bonus amount for the corporate financial performance element of the 2010 cash incentive bonuses would have required the Company to have achieved Adjusted EBITDA and revenue performance levels of $30 million and $210 million, respectively.

     The Committee set the 2010 performance objectives for the Company financial component at levels that were aggressive but achievable, recognizing the potential of the significant product and strategy changes that occurred over the past few years and on into 2010, and the hurdles associated with the continuing and unusually severe state of the financial, mortgage and real estate markets. With the hiring of a new Chief Executive Officer and new Chief Financial Officer as recently as 2009, and the hiring of still other key senior management executives as recently as the same year, the Company re-evaluated all of its businesses, its overall strategy and its key operations and cost structure, and has sought to refocus the Company and its personnel accordingly, including, notably, on such initiatives as re-organization of the Company along functional lines rather than business units, new product development, operating expense reductions and cost management, and development of an improved technology and data platform along with enhanced associated processes. Although this evaluation and refocus effort has continued to provide distinct advantages, it has taken time to not only to implement and ramp up these beneficial changes to achieve success, but also, particularly in light of the continued weakness of the residential real estate market, to reach a point where realization of significant financial benefits from these efforts can be expected.

     Results of 2010 Performance Against Financial Performance Elements. In 2010, the Company exceeded the Adjusted EBITDA “Threshold” performance level, but did not fully achieve the “Target” performance levels for Adjusted EBITDA or revenue. Therefore the Company financial performance objectives were partially achieved. For 2010, Adjusted EBITDA and revenue for the Company were approximately $23.1 million and $197.5 million, respectively, resulting in a combined achievement level of 77.5% of the Target corporate financial performance component. Please see the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” in this proxy statement, for actual cash incentive amounts earned by our Named Executive Officers in 2010, as well as the 2010 Cash Incentives Table at the end of this “Annual Cash Incentive Bonuses” section.

     Individual Performance Objectives

     As discussed above, the Committee establishes individual performance objectives for each Named Executive Officer based upon his or her individual responsibilities, and confidential Company plans and targets, including those regarding significant new and existing customer and partner relationships, and strategic business goals. 2010 individual performance objectives, condensed, included the following:

     Mr. Berkowitz –Achieve 2010 operational business plan objectives; deliver a strategic plan for 2011; enhance the Company’s industry position and relations; drive and support operational initiatives and teams within the Company that are key to strategic performance; achieve industry objectives; establish product, process and technology advances; and achieve key leadership goals.

     Mr. Krolik –Achieve operational business plan objectives and create long-term enterprise value; drive financial results and systems automation, and maintain compliance and risk management; and achieve key leadership objectives.

     Mr. Samuelson –Perform with respect to core business/revenue plan, vision, strategy and business development; perform with respect to aligned business models, customers, key industry segments and partners; and achieve key leadership objectives.

     Mr. Caulfield –Effectively manage the legal department, its workflow and related costs; perform with respect to key relationships and processes; perform with respect to Company constituents; and foster a culture of effective collaboration, engagement and accountability.

     Results of 2010 Performance against Individual Performance Objectives.

The Committee evaluated the applicable individual objectives with respect to each Named Executive Officer and made determinations regarding achievement of the individual objectives by each executive consistent with the “2010 Cash Incentives Table,” below. The Committee reviewed with the CEO (Mr. Berkowitz) the individual objectives for each of Messrs. Krolik, Samuelson and Caulfield, and assessed each executive officer’s level of achievement against such objectives, taking into account the CEO’s assessments as to each executive’s performance.

     The review and assessments by both Mr. Berkowitz and the Committee are subjective in nature, with no specific weights pre-attributed to any individual performance objective in determining a corresponding level or percentage of achievement. Generally speaking, a level of achievement of 100% with respect to Target potential (see the “2010 Cash Incentives Table,” below) reflects satisfaction of the executive’s individual objectives in accordance with expectations, whereas a level of achievement of less than that reflects that satisfaction of one or more of the objectives was not fully within all expectations. Any associated cash incentive award is limited to a specific cap amount (see the “2010 Cash Incentives Table,” below, with respect to each executive). With respect to the possibility of exceptional performance relative to one or more of an executive’s individual objectives, any potential additional bonus amount is similarly limited (see “Individual Goals: Exceptional potential” in the “2010 Cash Incentives Table,” below), and requires performance by the executive as to one or more of his individual objectives at a level above and beyond what was expected.

     Mr. Krolik –Our CEO determined, and the Committee agreed, on a subjective basis, that Mr. Krolik’s performance of his individual objectives against Target expectations was at approximately the percentage shown in the “2010 Cash Incentives Table,” below (see “Individual Goals: Target achievement”), with expectations associated with the objective of creation of long-term enterprise value being capable of greater realization, and that with respect to one or more of his individual objectives (i.e., drive financial results and systems automation) performance was beyond that expected, as indicated at “Individual Goals: Exceptional achievement” in the “2010 Cash Incentives Table,” below.

     Mr. Samuelson –Our CEO determined, and the Committee agreed, on a subjective basis, that Mr. Samuelson’s performance of his individual objectives against Target expectations was at approximately the percentage shown in the “2010 Cash Incentives Table,” below (see “Individual Goals: Target achievement”), with expectations associated with the objective of creation of long-term enterprise value being capable of greater realization, and that with respect to one or more of his individual objectives (i.e., business vision, strategy and business development) performance was beyond that expected, as indicated at “Individual Goals: Exceptional achievement” in the “2010 Cash Incentives Table,” below.

     Mr. Caulfield –Our CEO determined, and the Committee agreed, on a subjective basis, that Mr. Caulfield’s performance of his individual objectives against Target expectations was at approximately the percentage shown in the “2010 Cash Incentives Table,” below (see “Individual Goals: Target achievement”). Mr. Caulfield does not participate in cash incentive potential beyond Target potential.

     Mr. Berkowitz –With respect to Mr. Berkowitz, and similar to the performance appraisal of our other named executive officers, review and assessment by the Committee are subjective in nature, with no specific weights pre-attributed to any individual performance objective in determining a corresponding level or percentage of achievement. The Committee considered Mr. Berkowitz’s individual objectives and determined, on a subjective basis that performance of his individual objectives against Target expectations was at approximately the percentage shown in the “2010 Cash Incentives Table,” below (see “Individual Goals: Target achievement”), with expectations associated with the objective of achieving key leadership goals being capable of greater realization, and that with respect to one or more of his individual objectives (i.e., achievement as to operational business plan objectives; and enhancement of the Company’s industry position and relations) performance was beyond that expected, as indicated at “Individual Goals: Exceptional achievement” in the “2010 Cash Incentives Table,” below.

     Tabular Summary of 2010 Performance Results.

The following table presents both potential and actual non-equity incentive awards with respect to 2010 and our Named Executive Officers, as approved by the Committee. It reflects levels of performance achieved with respect to Company performance goals and individual performance goals and the percent of each executive’s bonus opportunity earned for 2010:

2010 Cash Incentives Table

2010 Bonus Plan Feature	Mr. Berkowitz	Mr. Krolik	Mr. Samuelson	Mr. Caulfield
Base Salary	$525,000	$325,000	$325,000	$275,000

Company Performance: TARGET potential	$315,000	$97,500	$195,000	$165,000
Company Performance: TARGET achievement	77.5%	77.5%	77.5%	77.5%
Company Performance: TARGET bonus awarded	$244,125	$75,563	$151,125	$127,875

Company Performance: EXCEPTIONAL potential	$315,000	$97,500	$195,000	N/A
Company Performance: EXCEPTIONAL achievement	0%	0%	0%	N/A
Company Performance: EXCEPTIONAL bonus awarded	$-0-	$-0-	$-0-	N/A

Individual Goals: TARGET potential	$210,000	$65,000	$130,000	$110,000
Individual Goals: TARGET achievement	95%	90%	80%	100%
Individual Goals: TARGET bonus awarded	$199,500	$58,500	$104,000	$110,000

Individual Goals: EXCEPTIONAL potential	$210,000	$65,000	$130,000	N/A
Individual Goals: EXCEPTIONAL achievement	50%	35%	35%	N/A
Individual Goals: EXCEPTIONAL bonus awarded	$105,000	$22,750	$45,500	N/A

TARGET Bonus Potential (Company and Individual)	$525,000	$162,500	$325,000	$275,000
MAXIMUM Bonus Potential (Company and Individual)	$1,050,000	$325,000	$650,000	$275,000

ACTUAL bonus awarded (aggregate)	$548,625	$156,813	$300,625	$237,875

Percent of TARGET potential earned/awarded	105%	97%	93%	87%
Percent of MAXIMUM potential earned/awarded	52%	48%	46%	87%

     Equity Incentives

     As discussed herein, the Committee retained Radford in 2006 to analyze, among other matters, the existing equity grants of the Company’s senior management team, equity incentive programs of comparable companies, and the parameters recommended by proxy consulting firms. Based on this review (referred to above as the Radford 2006 Study), the Committee in February 2010 granted to our Named Executive Officers time-vested stock options. Later, in November 2010, after completion of, and consistent with, the Radford 2010 Study, the Committee granted to our Named Executive Officers, excepting our Chief Executive Officer, awards of performance-based RSU awards contingent on achieving certain Company financial goals for the 2011 fiscal year. The Committee chose, therefore, to rely on these two forms of equity incentives to foster the long-term perspective necessary for continued success in our business. Stock option grants in 2010 also were based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success.

     Stock Option, Restricted Stock and RSU Grants

     In 2010, the Committee made grants of stock options to each of our Named Executive Officers and grants of RSUs to each of them except our Chief Executive Officer. These grants were in line with the Company’s general practices regarding equity awards. Consistent with our historical practice, stock options granted to our Named Executive Officers vest quarterly over a four-year time period, and RSUs granted to them vest contingent upon achievement of Company financial performance targets for one or more specified fiscal years. The Committee adopted this approach to meet the challenges and opportunities of the Company over the long-term, to motivate executives by requiring stretch performance to achieve above-market equity compensation, and to better align executives’ interests with long-term stockholder value creation. Equity awards granted to our executives are based on a number of considerations, some of which are: compensation analysis conducted by Radford (e.g., in the Radford 2006 and 2010 Reports), including analysis of equity incentive grants for similarly situated executives in the peer group identified by Radford; expected market trends; and the existing equity percentages of our Named Executive Officers at the time. While the Committee takes into account benchmark analysis conducted by Radford, in adopting these 2010 grants, as is the Committee’s usual practice, it did not seek to target any specific percentile. Rather, consistent with its pay-for-performance philosophy, the Committee’s intent for these 2010 grants was to adopt equity incentives to attract, retain and motivate executives in order to achieve outstanding and sustained Company performance for stockholders.

     Stock Option Grants in 2010

     In February 2010, the Committee granted to each of our Named Executive Officers stock options that vest quarterly from the grant date over a forty-eight month period, subject to the executive’s continued employment on each vesting date:

Named Executive Officer	Number of Options Granted
Mr. Berkowitz	100,000
Mr. Krolik	50,000
Mr. Samuelson	50,000
Mr. Caulfield	30,000

     In making these grants, the Committee applied the policies and philosophy discussed earlier in this proxy statement regarding equity grants to the Company’s executive officers and determined these awards upon consideration of the executive’s level of responsibility, anticipated future contribution to Company results, past performance, peer group and comparable company data, achievement of an appropriate mix of equity and non-equity compensation, and other relevant factors. The Committee also considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such grants and allocations. Further details of these grants are included in the “Summary Compensation Table” and in the “Grants of Plan-Based Awards for fiscal Year 2010” table, each below.

     RSU Grants in 2010

     In November 2010, the Company granted to each of our Named Executive Officers, except for Mr. Berkowitz, our Chief Executive Officer, RSUs having a 2011 fiscal year performance period:

Named Executive Officer	Number of Performance-based
RSUs Granted
Mr. Berkowitz	-- 0 --
Mr. Krolik	100,000
Mr. Samuelson	150,000
Mr. Caulfield	50,000

These grants of RSUs will vest and issue based on and subject to achievement of Adjusted EBITDA performance goals for the 2011 fiscal year. Performance goals for the 2011 fiscal year performance period have been set at high but achievable levels, based on the Company’s internal confidential business plans at the time of the grant(s). Although in recent years the Committee has tied the vesting of RSU awards to Company achievement of both Adjusted EBITDA and revenue performance goals, with these awards the Committee did not include revenue as a goal, but Adjusted EBITDA only. This was due to the Committee’s recognition of the impact on revenue from external factors such as the current and foreseeable state of the real estate market, economy and credit markets and, internally, from near-term Company initiatives to provide for long term margins and financial performance; the Committee did not want a revenue performance component to act as a detractor from senior management focus and execution on these important initiatives. In making these grants, the Committee applied the policies and philosophy discussed earlier in this proxy statement regarding equity grants to the Company’s executive officers and determined these awards upon consideration of the executive’s level of responsibility, anticipated future contribution to Company results, past performance, peer group and comparable company data, achievement of an appropriate mix of equity and non-equity compensation, and other relevant factors. The Committee also considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such grants and allocations. In addition, based on input from Radford through its 2010 Report, the Company’s employment of RSU’s, and equity generally, as compared to its peer group is low, and these awards would help to close that gap. No award was made to our Chief Executive Officer because of RSU grants made to him in 2009 when he joined the Company as CEO, which are also tied to 2011 as their performance period for vesting purposes. Further details of these grants are included in the “Summary Compensation Table” and in the “Grants of Plan-Based Awards for fiscal Year 2010” table, each below.

     RSUs Granted in 2009.

     In 2009, the Committee granted 700,000 and 225,000 RSUs to Messrs. Berkowitz and Krolik, respectively, in connection with their joining the Company’s senior management team. Of these grants, Mr. Berkowitz’s RSUs vest based on Company performance for the 2011 fiscal year, as do a third of Mr. Krolik’s. Although the Committee had in April 2010 established performance criteria for these RSUs based on both Adjusted EBITDA and revenue goals, in November 2010, and for the same reasons discussed immediately above, the Committee wanted to assure that the revenue component of those goals would not act as a detractor from senior management focus and execution on important Company initiatives contemplated to provide for long term margins and financial performance. Accordingly, the Committee simultaneously adjusted the performance goals for these RSUs to exclude revenue as a component, setting the Adjusted EBITDA goals at high but achievable levels based on the Company’s internal confidential business plans and outlook at the time of the grants. For the RSUs granted in 2009 and having a 2012 fiscal year performance period (pertaining to 75,000 RSUs awarded Mr. Krolik), the performance goals for the 2012 fiscal year performance period have not yet been set.

     Restricted Stock Awards (RSAs).

     No grants of restricted stock awards (RSAs) were made to any of our Named Executive Officers in 2010.

     Employment and Severance Arrangements

     As discussed above, we have employment agreements and executive retention and severance arrangements with each of the Named Executive Officers. The terms of these arrangements were established taking into account the principles discussed in the “Compensation Objectives” section of this proxy statement. The terms of the severance arrangements of each Named Executive Officer are addressed under the “Employment-Related Agreements” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

     Benefits Package

     In 2010, the Named Executive Officers were entitled to the same retirement and welfare benefits as the rest of the Company’s full time employees, including medical and dental coverage, disability and life insurance and participation in the Move 401(k) Plan (or the equivalent plan in Canada). However, our Named Executive Officers, beginning in 2011, generally are not entitled or subject to any fixed amount of paid time off for vacation, floating holidays or illness. This arrangement was implemented by way of agreements dated November 17, 2010, between the Company and each of our Named Executive Officers, reported as Exhibits 10.80 – 10.83 to our Annual Report on Form 10-K for the year ended December 31, 2010, filed February 18, 2011, which agreements supersede any inconsistent terms in the executive’s employment agreement (or other documentation with the Company).

     Share Ownership Guidelines for Named Executive Officers

     We require our Named Executive Officers (excluding those who are no longer with the Company) to own specified amounts of the Company’s securities. The amount of the Company’s securities that must be held is that amount whose value equals or exceeds a multiple of the executive’s base salary. The multiple that applies is based upon the executive’s position within the Company: for the CEO, the multiple is 2; and for the other Named Executive Officers the multiple is 1. The ownership requirement may be satisfied by holdings of the Company’s common stock (whether owned as a result of the vesting of restricted stock awards or performance-based restricted stock unit awards, an open-market transaction or otherwise) and/or vested but un-exercised stock options, and for our current Named Executive Officers must be satisfied not later than by December 21, 2012. The Company’s share ownership guidelines also require that upon the exercise of any stock options or the vesting of any restricted stock or performance-based restricted stock units, any Named Executive Officer who is not then in compliance with the above-described share ownership guidelines must hold and retain, until he is in compliance, at least fifty percent (50%) of the shares remaining from such exercise or vesting (net of any such shares applied to satisfy tax obligations arising from such exercise or vesting). Deviation from these guidelines because of a personal hardship of any executive is permitted, if at all, only with the approval of the Committee.

     With respect to restricted stock and option exercises for grants issued prior to the above dates, each executive is required to retain such amounts commensurate with their personal financial circumstances until such executive has sufficient retention to comply with ownership targets.

     Post-Exercise Hold Period Requirements

     We further require our Named Executive Officers (excluding those who are no longer with the Company), with respect to all stock options granted after April 4, 2005, and that are exercised by the executive, to retain at least fifteen percent (15%) of the shares so acquired for at least six (6) months.

     Anti-Hedging Policy

     The Company prohibits its directors, Named Executive Officers and all employees from engaging in hedging with respect to the Company’s securities by prohibiting any trades in any put, call or other derivative on Company securities, from engaging in any short sale or equity swap of Company securities and from trading or establishing any similar interest or position relating to the future price of Company stock or securities.

     Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code disallows the deduction for certain compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” as defined in the Code and applicable regulations. Compensation paid under the Company’s incentive plans does not currently qualify as “performance-based” under Section 162(m). None of Messrs. Berkowitz, Krolik, Samuelson or Caulfield was paid in excess of $1 million for 2010, and therefore the Section 162(m) limitation was not applicable.

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

     In establishing or maintaining compensation practices for the Company’s executives and other employees, we consider not only reward and motivation, but risk as well. Accordingly, the Company reviewed its compensation policies and practices for 2010 in relation to the risks that might be introduced or encouraged. Specifically, we considered the Company’s compensation approaches applicable across its employee base consisting of, in particular, commission programs for sales personnel and other programs for other personnel. The commission compensation approach we use regarding sales personnel includes various conditions and controls (such as minimum threshold requirements for the earning of a commission, criteria to test for valid sales, claw-backs to address collection issues, early termination of contracts, and other controls), and our sales personnel do not generally set policy for the Company, are heavily focused on customer calls and sales contacts, are closely managed, and are subject to the Company’s usual ethics and conduct norms and our various risk-management procedures where applicable.

     We also considered our compensation programs for non-sales personnel. Our target-based cash incentive program is characterized by a significant portion of any potential payout (60%) being tied directly to Company-wide financial performance, relating to revenue and adjusted EBITDA. In addition, the balance of any potential payout (40%) is tied to additional performance objectives tailored to the Company’s basic strategies and goals and to particular ways the individual can further those strategies and goals. Moreover, the program has fixed maximum payouts.

     We also considered the features of our equity-based incentive program. This program has features such as different performance periods, vesting/deferral periods, fixed maximum payouts and review, oversight and/or implementation by the Company’s Management Development and Compensation Committee.

     Based on these considerations, the Company concluded that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

     The following compensation tables should be read in conjunction with the “Compensation Discussion and Analysis” above.

Summary Compensation Table

     The following table sets forth all compensation paid for services in the years presented to our chief executive officer, chief financial officer and our other two executive officers who served during 2010. We collectively refer to these persons as the “Named Executive Officers.”

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Steven H. Berkowitz	2010	525,000	—	—	119,580	548,625	2,000	1,195,205
Chief Executive Officer (5)	2009	491,093	—	2,736,000	3,237,600	300,000	7,350	6,772,043

Robert Krolik	2010	325,000	—	230,000	59,455	156,813	2,000	773,268
Chief Financial Officer (6)	2009	143,750	—	331,500	1,118,825	55,325	1,210	1,720,610

Errol Samuelson	2010	325,000	—	345,000	59,455	300,625	4,256	1,034,336
Chief Revenue Officer;	2009	325,000	—	—	122,183	215,715	10,466	673,364
President – REALTOR.com®	2008	325,000	—	—	556,480	274,000	14,819	1,170,299

James S. Caulfield	2010	275,000	—	115,000	35,673	237,875	-- 0 --	663,548
Executive Vice President,	2009	275,000	—	—	97,746	141,169	-- 0 --	513,915
General Counsel &	2008	275,000	—	—	278,240	232,000	6,900	792,146
Secretary
____________________

(1)	Stock Awards. Reflects the aggregate grant-date fair value of stock awards granted in the applicable year, as determined in accordance with FASB ASC Topic 718. The value reported in the Stock Awards column for 2010 for each of Messrs. Krolik, Samuelson and Caulfield reflects the grant of shares of performance-based restricted stock units (RSUs), based on the grant date value of the underlying shares. The value reported in the Stock Awards column for 2009 for each of Messrs. Berkowitz and Krolik reflects the grant of shares of restricted stock (valued as of the grant date at $2,736,000 and $331,500, respectively, based on grant date value of the shares) and grants of performance-based RSUs (each such RSU grant valued as of the grant date at $0.00). The grant date fair value of the performance-based RSUs granted in 2009 is $0 because the performance goals had not been established as of the grant date. The grant date fair value of such RSUs, assuming that the maximum number of RSUs was earned, is $1,064,000 for Mr. Berkowitz, and $497,250 for Mr. Krolik. For the total of 700,000 RSUs awarded to Mr. Berkowitz (on 01/21/2009), the performance criteria were established on November 23, 2010, resulting in a fair value on such date of $1,610,000 (based on the price of our stock on that date of $2.30 per share). For the total of 225,000 RSUs awarded to Mr. Krolik (on July 20, 2009), one-third of these (75,000) was associated with the performance period of fiscal year 2010, another third with the performance period of fiscal year 2011 and the last third with the performance period of fiscal year 2012. For the first of these one-third tranches (i.e., for 75,000 of the RSUs awarded to Mr. Krolik) the performance criteria were established on March 29, 2010, resulting in a fair value on such date of $152,250 (based on the price of our stock on that date of $2.03 per share). For the next one-third (i.e., the next 75,000 of the RSUs awarded to Mr. Krolik) the performance criteria were established on November 23, 2010, resulting in a fair value on such date of $172,500 (based on the price of our stock on that date of $2.30 per share). For the last one-third (i.e., the last 75,000 of the RSUs awarded to Mr. Krolik) the performance criteria have not yet been established, but the grant date (July 20, 2009) fair value of these RSUs, assuming that the maximum number of such last third of the RSUs was earned, is $165,750 (based on the price of our stock on the grant date of $2.21 per share).

(2)	Option Awards. Reflects the aggregate grant-date fair value of option awards granted in the applicable year, as determined in accordance with FASB ASC Topic 718. The assumptions used in determining the fair values of the stock options are set forth in Note 13, “Stock Plans,” to the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 18, 2011.

(3)	Reflects annual cash incentive awards earned based on performance. For information regarding our 2010 annual cash incentive program, see the “Executive Compensation for 2010” discussion in the “Compensation Discussion and Analysis” section of this proxy statement.

(4)	For 2010, the amounts include: (i) for each Named Executive Officer (other than Mr. Caulfield who did not opt to participate), Company matching contributions to the 401(k) plan (or the equivalent plan in Canada), which are fully vested for each executive; and (ii) for Mr. Samuelson, fitness club dues of $232 and Company-paid travel for his spouse of $2,113, agreed to upon his promotion in February 2007 to President of REALTOR.com.

(5)	Mr. Berkowitz became our Chief Executive Officer on January 21, 2009.

(6)	Mr. Krolik became our Chief Financial Officer on July 20, 2009.

Grants of Plan-Based Awards

     The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2010.

Grants of Plan-Based Awards for Fiscal Year 2010

								All Other	Stock Option
								Stock Awards:	Awards:
								Number of	Number of	Exercise or	Grant Date
		Estimated Future			Estimated Future			Shares of	Securities	Base Price	Fair
		Payouts Under			Payouts Under			Stock or	Underlying	of Option	Value of Stock
		Non-Equity Incentive			Equity Incentive			Units	Options	Awards	and Option
		Plan Awards (1)			Plan Awards (2)			(#)	(#) (3)	($ / Sh) (4)	Awards ($) (5)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)
Berkowitz	---	---	525,000	1,050,000	---	---	---	---	---	---	---
	02/16/10	---	---	---	---	---	---	---	100,000	1.67	119,580

Krolik	---	---	162,500	325,000	---	---	---	---	---	---	---
	02/12/10	---	---	---	---	---	---	---	50,000	1.66	59,455
	11/23/10	---	---	---	50,000	---	100,000	---	---	---	230,000

Samuelson	---	---	325,000	650,000	---	---	---	---	---	---	---
	02/12/10	---	---	---	---	---	---	---	50,000	1.66	59,455
	11/23/10	---	---	---	75,000	---	150,000	---	---	---	345,000

Caulfield	---	---	275,000	275,000	---	---	---	---	---	---	---
	02/12/10	---	---	---	---	---	---	---	30,000	1.66	35,673
	11/23/10	---	---	---	25,000	---	50,000	---	---	---	115,000
____________________

(1)	Reflects cash bonus opportunities at target and maximum performance levels under our annual cash incentive program. Pursuant to the program there is no bonus paid for achievement at or below a “threshold” performance level (but Named Executive Officers are able to earn a portion of the target amount). For information regarding our annual cash incentive program, see the “Executive Compensation for 2010” discussion in the Compensation Discussion and Analysis section of this proxy statement. The actual amount paid or payable to each Named Executive Officer in 2010 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” in this proxy statement.

(2)	Reflects threshold and maximum number of performance-based RSUs that vest based on the achievement of EBITDA goals for the Company’s 2011 fiscal year. The threshold amount will be earned if achievement for the 2011 fiscal year is at a “threshold” level of EBITDA performance, and from there, on an incremental prorated basis, shares up to the maximum amounts shown may be earned, with no particular number of shares being deemed earned at “target.”

(3)	Reflects awards of time-vesting stock options. The stock options vest ratably on a quarterly basis over four years following the date of grant.

(4)	The exercise price is equal to the closing market price of our common stock on the date of grant.

(5)	The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718. See footnotes (1) and (2) to the Summary Compensation Table for a description of the grant date fair value determinations.

Employment-Related Agreements

     Mr. Berkowitz. On January 21, 2009, we entered into an employment agreement and Executive Retention and Severance Agreement with Mr. Berkowitz providing for the terms of his appointment and compensation as Chief Executive Officer of the Company.

     Mr. Berkowitz’s employment agreement provides for an annual base salary of $525,000, eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company, payment of certain travel, accommodation and related expenses associated with traveling between his residence in northern California and the Company’s location in Westlake Village, California, payment of a driving service expense associated with travel between his residence and the Company’s location in Campbell, California, reimbursement of Mr. Berkowitz for attorneys’ fees, up to $20,000, associated with the negotiation of his employment arrangement with the Company and reimbursement for actual and reasonable business expenses incurred on behalf of the Company. Mr. Berkowitz has never made any use of the driving service and we do not expect he will in the future. If the agreed reimbursements (e.g., for Company-related travel or expenses incurred on behalf of the Company in accordance with its Travel & Entertainment Policy) are subject to federal or state income taxes, his employment agreement provided for the Company to pay an amount necessary to place Mr. Berkowitz in the same after-tax position as he would have been in had no such taxes been imposed.
     Details of Mr. Berkowitz’s severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Mr. Krolik. On June 26, 2009, we entered into an employment agreement and Executive Retention and Severance Agreement with Mr. Krolik providing for the terms of his appointment and compensation as Chief Financial Officer of the Company. Mr. Krolik’s employment agreement provides for an annual base salary of $325,000, eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company and reimbursement for actual and reasonable business expenses incurred on behalf of the Company.
     Details of Mr. Krolik’s severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Mr. Samuelson. We entered into an employment agreement with Mr. Samuelson effective February 22, 2007, and an Executive Retention and Severance Agreement on May 6, 2008, that provide for Mr. Samuelson’s employment as our Executive Vice President and President of REALTOR.com® and Top Producer.® Mr. Samuelson’s employment agreement provides for an annual base salary of $325,000, and eligibility to participate in the health insurance, RRSP plan (i.e., the equivalent in Canada to a 401(k) plan) and other benefits offered to senior executives of the Company.
     Details of Mr. Samuelson’s severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Mr. Caulfield. On October 5, 2006, we entered into an employment agreement and Executive Retention and Severance Agreement with Mr. Caulfield that provides for his employment as our Executive Vice President, General Counsel and Secretary. Mr. Caulfield’s employment agreement provides for an annual base salary of $275,000, and eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company.
     Details of Mr. Caulfield’s severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Each of the above-described employment agreements (not including the Executive Retention and Severance Agreements) can be terminated by either party at any time.

Outstanding Equity Awards at 2010 Fiscal Year-End

     The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers.

Outstanding Equity Awards at 2010 Fiscal Year End

	Option Awards						Stock Awards
											Equity
											Incentive
							Time-Vesting	Time-Vesting			Plan Awards:
							Restricted	Restricted	Equity Incentive		Market or
							Stock Awards:	Stock Awards:	Plan Awards:		Payout Value
	Number of		Number of				Number of	Market Value of	Number of		of Unearned
	Securities		Securities				Shares	Shares	Unearned		Shares, Units
	Underlying		Underlying				or Units	or Units	Shares, Units		or Other
	Unexercised		Unexercised		Option		of Stock	of Stock	or Other Rights		Rights That
	Options		Options		Exercise	Option	That Have Not	That Have Not	That Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)	($) (1)	(#)		($) (1)
Berkowitz	1,437,500	(2)	1,562,500	(2)	1.52	01/21/2019	633,771 (3)	1,628,791	700,000	(3)	1,799,000
	18,750	(17)	81,250	(17)	1.67	02/16/2020

Krolik	234,375	(4)	515,625	(4)	2.21	07/20/2019	100,000 (5)	257,000	325,000	(5)(18)	835,250
	9,375	(16)	40,625	(16)	1.66	02/12/2020

Samuelson	150,000	(6)	0		3.57	08/29/2013			150,000	(18)	385,500
	75,000	(7)	0		2.25	09/23/2014
	70,000	(8)	0		1.95	06/27/2015
	150,000	(9)	0		4.95	09/21/2016
	525,000	(10)	75,000	(10)	4.21	06/14/2017
	400,000	(11)	400,000	(11)	1.01	11/17/2018
	23,437	(12)	51,563	(12)	2.27	07/01/2019
	9,375	(16)	40,625	(16)	1.66	02/12/2020

Caulfield	100,000	(13)	0		4.88	02/27/2014			50,000	(18)	128,500
	25,000	(7)	0		2.25	09/23/2014
	30,000	(8)	0		1.95	06/27/2015
	50,000	(14)	0		6.38	04/03/2016
	32,500	(9)	0		4.95	09/21/2016
	300,000	(15)	0		5.43	12/14/2016
	87,500	(10)	12,500	(10)	4.21	06/14/2017
	200,000	(11)	200,000	(11)	1.01	11/17/2018
	18,750	(12)	41,250	(12)	2.27	07/01/2019
	5,625	(16)	24,375	(16)	1.66	02/12/2020
____________________

(1)	Reflects the value as calculated based on the closing price of our common stock on December 31, 2010 ($2.57).

(2)	Stock options granted to Mr. Berkowitz on January 21, 2009, of which 2,250,000 vest ratably on a monthly basis over 36 months beginning on January 21, 2010. The remaining 750,000 stock options were immediately vested and exercisable as of January 21, 2009.

(3)	Reflects 633,771 shares restricted stock (33,771 from grants in June 2008 and 600,000 from a grant in January 2009) and performance-based restricted stock units (700,000). The performance-based restricted stock units may vest based on the Company achieving certain financial targets in 2011. For more information regarding restricted stock units, see the “Executive Compensation for 2010 –Equity Incentives” discussion in the “Compensation Discussions and Analysis” section of this proxy statement.

(4)	Stock options granted to Mr. Krolik on July 20, 2009, which vest quarterly over four years beginning on July 20, 2009.

(5)	Reflects restricted stock (100,000 shares) and performance-based restricted stock units (325,000). On July 20, 2009, Mr. Krolik was granted 225,000 performance-based restricted stock units that could vest, in three equal installments, based on the Company achieving certain financial targets in each of 2010, 2011 and 2012, respectively, subject to his continued employment on each vesting date. On November 23, 2010, Mr. Krolik was granted 100,000 additional performance-based restricted stock units that may vest based on the Company achieving certain financial targets for 2011, subject to his continued employment on the vesting date. For more information regarding restricted stock units, see the “Executive Compensation for 2010 –Equity Incentives” discussion in the “Compensation Discussions and Analysis” section of this proxy statement.

(6)	Stock options granted to Mr. Samuelson on August 29, 2003, which vest ratably on a monthly basis over 48 months beginning on August 29, 2003.

(7)	Stock options granted to Mr. Samuelson and Mr. Caulfield on September 23, 2004, which vest ratably on a quarterly basis over four years beginning on September 24, 2004.

(8)	Stock options granted to Mr. Samuelson and Mr. Caulfield on June 27, 2005, which vest ratably on a quarterly basis over four years beginning on June 27, 2005.

(9)	Stock options granted to Mr. Samuelson and Mr. Caulfield on September 21, 2005, which vest ratably on a quarterly basis over four years beginning on September 21, 2005.

(10)	Stock options granted to the executive on June 14, 2007, which vest ratably on a quarterly basis over four years beginning June 14, 2007.

(11)	Stock options granted to the executive on November 17, 2008, which vest ratably on a quarterly basis over four years beginning November 17, 2008.

(12)	Stock options granted to the executive on July 1, 2009, which vest ratably on a quarterly basis over four years beginning July 1, 2009.

(13)	Stock options granted to Mr. Caulfield on February 27, 2004, which vest ratably on a monthly basis over 48 months beginning on February 27, 2004.

(14)	Stock options granted to the executive on April 3, 2006, which vest ratably on a quarterly basis over four years beginning April 3, 2006.

(15)	Stock options granted to the executive on December 14, 2006, which vest ratably on a quarterly basis over four years beginning December 14, 2006.

(16)	Stock options granted to the executive on February 12, 2010, which vest ratably on a quarterly basis over four years beginning February 12, 2010.

(17)	Stock options granted to the executive on February 16, 2010, which vested ratably on a quarterly basis over four years beginning on February 16, 2010.

(18)	Performance-based restricted stock units granted to the executive on November 23, 2010, which may vest based on the Company achieving certain financial targets for 2011, subject to continued employment on the vesting date.

Option Exercises and Stock Vested in Last Fiscal Year

     The following table provides information regarding stock awards that vested for each of our Named Executive Officers during 2010. Our Named Executive Officers did not exercise any option awards.

Option Exercises and Stock Vested in Fiscal Year 2010

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)
Berkowitz	500,000	$885,000 (1)
Krolik	50,000	108,000 (2)
Samuelson	—	—
Caulfield	—	—
____________________

(1)	Reflects the price of our common stock at the close of the market on the vesting date ($1.77) multiplied by the number of shares vesting on that date.

(2)	Reflects the price of our common stock at the close of the market on the vesting date ($2.16) multiplied by the number of shares vesting on that date.

Potential Payments upon Termination or Change in Control

     Termination of Employment. As discussed above, we have entered into employment-related agreements with our Named Executive Officers which provide, among other things, for benefits to the executives in the event of the termination of employment under certain conditions. The following table summarizes the estimated value of payments and benefits that each Named Executive Officer would have been entitled to receive assuming that a termination of employment had occurred on December 31, 2010, under the circumstances shown. The amounts shown in the table exclude the executive’s accrued obligations and benefits and distributions under our 401(k) retirement plan (or, in Canada, under an RRSP plan) that is generally available to all of our salaried employees.

	Berkowitz		Krolik		Samuelson		Caulfield
Reason for Termination:
By Company Without Cause, or
Constructive Termination,
but in the ABSENCE of a Change in Control
Cash Severance	$1,050,000	(1)	$406,250	(2)	$487,500	(2)	$412,500	(2)
Health & Welfare Continuation (3)	24,142		24,142		4,800		24,142
Value of Accelerated Equity Awards:	3,342,541	(4)	222,594	(5)	676,438	(6)	346,556	(6)
Tax Gross-Up Payment (9)	-- 0 --		-- 0 --		—		—
Total Estimated Value of
Payments and Benefits	$4,416,683		$652,986		$1,168,738		$783,198
By Company Without Cause, or
Constructive Termination,
but WITH a Change in Control
Cash Severance	$1,050,000	(1)	$406,250	(2)	$487,500	(2)	$412,500	(2)
Health & Welfare Continuation (3)	24,142		24,142		4,800		24,142
Value of Accelerated Equity Awards:	5,141,541	(7)	1,314,844	(8)	1,061,938	(9)	475,056	(9)
Tax Gross-Up Payment (10)	-- 0 --		606,057		—		—
Total Estimated Value of
Payments and Benefits	$6,215,683		$2,351,293		$1,554,238		$911,698
Death or Disability
Cash Severance	$1,050,000	(1)	$406,250	(2)	$487,500	(2)	$412,500	(2)
Health & Welfare Continuation (3)	24,142		24,142		4,800		24,142
Value of Accelerated Equity Awards:	3,342,541	(4)	222,594	(5)	676,438	(6)	346,556	(6)
Tax Gross-Up Payment (10)	-- 0 --		-- 0 --		—		—
Total Estimated Value of
Payments and Benefits	$4,416,683		$652,986		$1,168,738		$783,198
____________________

(1)	Pursuant to Mr. Berkowitz’s Executive Retention and Severance Agreement, upon a termination in connection with a change in control, termination by the Company without cause, a resignation based on a diminution of responsibilities, or termination by reason of death or disability (each as defined in the applicable agreement), Mr. Berkowitz will receive an amount equal to his annual base salary and target annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months and beginning with the first payroll date following the termination date.

(2)	Pursuant to their Executive Retention and Severance Agreements, upon a termination in connection with a change in control, termination by the Company without cause, resignation based on a diminution of responsibilities or termination by reason of death or disability (each as defined in the agreements), Messrs. Krolik, Samuelson and Caulfield will receive an amount equal to their annual base salary for the fiscal year in which the termination occurs, payable 5 business days after the later of their termination date or the last day of any transition period requested by the Company consistent with the employment agreement, and will also receive one-half of their target annual bonus for the fiscal year in which the termination occurs, payable 60 days after the end of the year in which the termination date occurs. Additionally, if the event resulting in termination occurs after June 30 of the applicable year, the executive will be entitled to an additional bonus amount if the Company’s financial targets for the full year are met, prorated for how many days the executive is employed by the Company during such year; any such additional amount to be payable 60 days after the end of the year in which the termination date occurs.

(3)	Pursuant to their Executive Retention and Severance Agreements, upon a termination in connection with a change in control, termination by the Company without cause, resignation based on a diminution of responsibilities or termination by reason of death or disability (each as defined in the agreement), the Company will pay 100% of the Messrs. Berkowitz, Krolik, Samuelson and Caulfield’s COBRA premiums (or, in Mr. Samuelson’s case, Canada-equivalent costs) for the same or equivalent medical coverage the executive had on the date of his termination, for a period not to exceed the earlier of one year after termination or until the executive becomes eligible for coverage at a new employer. The values shown are based on representative cost for medical, dental and vision coverage if elected through COBRA (or, in Mr. Samuelson’s case, Canada-equivalent) continuation.

(4)	Reflects the value, if any, of unexercised and unvested stock options that would become fully vested, and would remain exercisable for a period of three years following the executive’s termination date (or longer if the Company requests a transition services period). The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57), less the exercise price. For purposes of this calculation, outstanding options having an exercise price (e.g., strike price) greater than the closing price of our common stock on such date have a value of $0. Reflects, also, the value of restricted stock that would become fully vested. The restricted stock is valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57). Performance-based restricted stock units (RSUs) awarded to Mr. Berkowitz do not vest upon a termination of his employment that is not in connection with a change in control. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(5)	Reflects the value, if any, of unexercised and unvested stock options that would become fully vested, and would remain exercisable for a period of 12 months following the executive’s termination date (or longer if the Company requests a transition services period). The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57), less the exercise price. For purposes of this calculation, outstanding options having an exercise price (e.g., strike price) greater than the closing price of our common stock on such date have a value of $0. Restricted stock awarded to Mr. Krolik does not vest upon a termination of his employment that is not in connection with a change in control. Performance-based restricted stock units do not vest upon the executive’s termination of employment. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(6)	Reflects the value, if any, of unexercised and unvested stock options that would become fully vested, and would remain exercisable for a period of 12 months following the executive’s termination date (or longer if the Company requests a transition services period). The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57), less the exercise price. For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. Performance-based restricted stock units awarded to the executive do not vest upon his termination of employment. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(7)	Reflects the value, if any, of unexercised and unvested stock options that would become fully vested upon termination, and would remain exercisable for a period of three years following the executive’s termination date (or longer if the Company requests a transition services period). The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57), less the exercise price. For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. Reflects, also, the value of restricted stock that would become fully vested upon termination. The restricted stock is valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57). Reflects, as well, the value of performance-based restricted stock units (RSUs) that would become fully vested upon termination. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(8)	Reflects the value, if any, of unexercised and unvested stock options that would become fully vested, and would remain exercisable for a period of 12 months following the executive’s termination date (or longer if the Company requests a transition services period). The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57), less the exercise price. For purposes of this calculation, outstanding options having an exercise price (e.g., strike price) greater than the closing price of our common stock on such date have a value of $0. Reflects, also, the value of restricted stock that would become fully vested upon termination. The restricted stock is valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57). Performance-based restricted stock units (RSUs) awarded to the executive do not vest upon his termination of employment; however, this amount reflects the value of RSUs which, since they become fully vested upon a change in control, would have been an entitlement of the executive on December 31, 2010, where the change in control and the executive’s termination occurred on such date. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(9)	Reflects the value, if any, of unexercised and unvested stock options that would become fully vested, and would remain exercisable for a period of 12 months following the executive’s termination date (or longer if the Company requests a transition services period). The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57), less the exercise price. For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. Performance-based restricted stock units (RSUs) awarded to the executive do not vest upon his termination of employment; however, this amount reflects the value of RSUs which, since they become fully vested upon a change in control, would have been an entitlement of the executive on December 31, 2010, where the change in control and the executive’s termination occurred on such date. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(10)	Messrs. Berkowitz and Krolik’s Executive Retention and Severance Agreements provide that the Company will reimburse the executive for any Internal Revenue Code §4999 excise taxes (and similar state assessments, if any) that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for such excise taxes.

     Change of Control. The following table reflects the value of the performance-based restricted stock units (RSUs) that would have vested assuming a change in control of the Company had occurred on December 31, 2010:

	Berkowitz	Krolik	Samuelson	Caulfield
Value of Performance-Based Restricted
Stock Units (1)	$1,799,000	$835,250	$385,500	$128,500
____________________

(1)	Awards are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2010, the last trading day in 2010 ($2.57). RSUs reflected in this table typically are included based on the terms of the applicable grant(s) of the RSUs, which generally provide for the award to vest fully upon a change in control.

Compensation Committee Report

     The Management Development and Compensation Committee (the “Committee”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the board of directors that the content of the “Compensation Discussion and Analysis” section of this proxy statement be included in this proxy statement for filing with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Committee:

BRUCE G. WILLISON, Chairperson
JOE F. HANAUER
FRED D. ANDERSON

Compensation Committee Interlocks and Insider Participation

     During 2010, the Management Development and Compensation Committee was composed of three non-employee directors, Messrs. Anderson, Hanauer and Willison. None of such persons was an officer or employee of the Company during 2010 or at any time in the past. During 2010, none of the members of the Management Development and Compensation Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or our Management Development and Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures

     The Audit Committee is responsible for the review and approval of transactions between the Company and its directors and/or executive officers (or their immediate family members) that would be subject to disclosure in the Company’s proxy statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). The Audit Committee’s charter requires that the committee review all related party transactions for potential conflict of interest situations on an ongoing basis and that the committee approve only those transactions that are the subject of arm’s length negotiations and have terms that would be no worse than those that could be obtained by negotiating with an outside party. The Audit Committee will also review all transactions between the Company and the NAR or the National Association of Home Builders with a value in excess of $1 million.

     Our corporate governance guidelines further require that each Board member disclose to the Audit Committee and the Board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Audit Committee or the Board for approval. After such disclosure and response to any questions that the Audit Committee or the Board may have, the interested director will, unless otherwise requested by the Audit Committee or the Board, abstain from voting on the matter and, if requested, will leave the meeting while the remaining members of the Audit Committee or the Board discuss and vote on such matter. Our corporate governance guidelines further require that the Audit Committee shall only approve a related party transaction, including certain transactions between the Company and the NAR or the National Association of Home Builders, if it is a transaction that is the subject of arms’ length negotiations, has terms that are no worse than those that could be obtained by negotiating with an outside party, and otherwise meets regulatory requirements as well as other legal requirements applicable to the Company.

     The Board has previously approved the related party transactions described below.

Operating Agreement with the National Association of REALTORS®

     In November 1996, we entered into an operating agreement with the NAR, which governs how our subsidiary, RealSelect, Inc., operates the REALTOR.com® web site on behalf of the NAR and requires us to make royalty payments to the NAR. Various amendments to that agreement have been agreed upon since 1996. In accordance with the operating agreement, as amended, and other advertising agreements with the NAR, we paid $1.9 million to the NAR in 2010. Under the operating agreement, for 2011 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

REPORT OF THE AUDIT COMMITTEE

To The Board of Directors:

     The Audit Committee of the board of directors of Move, Inc. (the “Company”) reviewed and discussed the audited financial statements for the year ended December 31, 2010, with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. Based on the review and discussions described in this Report, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors

KENNETH K. KLEIN, Chairman
V. PAUL UNRUH
BRUCE G. WILLISON

CODE OF CONDUCT AND BUSINESS ETHICS

     We have a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, stockholders and the communities in which we operate. To implement our commitment, we have developed a code of conduct and business ethics. The code applies to all of our employees, directors, officers, agents and consultants. We have also established a compliance program that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of the code or any applicable law, policy or regulation. A copy of the code is available at our website at http://investor.move.com, by clicking on “Corporate Governance.”

     We will post on our website, http://investor.move.com, any amendments to, or waivers from, a provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any of the following: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; or (v) accountability for adherence to the code.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2010, were met in a timely manner by the Reporting Persons.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders that are intended to be presented at our 2012 annual meeting must be received by us no later than January 5, 2012 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Exchange Act (i.e., a proposal to be presented at the 2012 annual meeting of stockholders but not submitted for inclusion in our proxy statement for such meeting) will be considered untimely under our Bylaws unless it is delivered to our corporate secretary no later than the close of business on April 16, 2012 nor earlier than the close of business on March 17, 2012.

OTHER MATTERS

     We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

ADDITIONAL INFORMATION

     A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2010, accompanies this proxy statement. We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as our proxy statements and other information, with the SEC. In most cases, those documents are available, without charge, on our website at http://investor.move.com/sec.cfm as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available, without charge, from Move, Inc., Investor Relations, 910 East Hamilton Avenue, Campbell, California 95008. You may also read and copy these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 under our SEC file number (000-26659), and you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In most cases, these documents are available over the Internet from the SEC’s web site at http://www.sec.gov.

Appendix A

Form of Proposed Amendment to the Company’s Bylaws
relating to the Permitted Size Range for the Company’s Board of Directors

AMENDMENT TO THE
BYLAWS
OF
MOVE, INC.
BY RESOLUTION OF THE BOARD OF DIRECTORS OF MOVE, INC.

RESOLVED: that the Board of Directors of Move, Inc. (the “Company”) hereby approves an amendment to the Bylaws of the Company whereby Section 2.1 of the Bylaws of the Company is deleted and replaced in its entirety with the following:

Section 2.1: Number; Qualifications. The Board of Directors shall consist of one or more members. The number of directors shall be fixed from time to time by resolution of the Board of Directors; provided, however, that the number of directors shall not be increased above ten (10) directors nor decreased below six (6) directors without stockholder approval. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Effective [__] , 2011

Appendix B

Form of Proposed Amendment to the Company’s Restated Certificate of Incorporation to Reduce,
Proportionately with a 1-for-4 Reverse Stock Split, the Number of Shares of Common Stock the Company is authorized to Issue

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MOVE, INC

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Move, Inc. (the “Corporation”), a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1.	The Restated Certificate of Incorporation is hereby amended by deleting Article IV, Section (a) thereof and inserting the following in lieu thereof:

“The Corporation is authorized to issue two classes of shares which shall be designated as Common Stock, $0.001 par value per share, and Preferred Stock, $0.001 par value per share. The total number of shares that the Corporation is authorized to issue is 125,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.”

An additional paragraph shall be added to the text at the end of Article IV that shall read as follows:

“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each four shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.001 per share, of the Corporation. Fractional shares shall be issued as applicable.”

2.	The foregoing amendment was effected pursuant to a resolution of the Board of Directors of the Corporation.

3.	Thereafter, pursuant to a resolution by the Board of Directors, said amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the DGCL, and the necessary number of shares as required by statute was voted in favor of the amendment. Accordingly, said proposed amendment has been duly adopted in accordance with Section 242 of the DGCL.

Dated: [__] , 2011

By:
Name:
Title: President and Chief Executive Officer

Appendix C

Form of Move 2011 Incentive Plan

Form of Move 2011 Incentive Plan begins on the following page.

MOVE, INC.
2011 INCENTIVE PLAN

MOVE, INC.
2011 INCENTIVE PLAN

ARTICLE 1	PURPOSE	4
1.1	General	4
ARTICLE 2	DEFINITIONS	4
2.1	Definitions	4
ARTICLE 3	EFFECTIVE TERM OF PLAN	8
3.1	Effective Date	8
3.2	Term of Plan	8
ARTICLE 4	ADMINISTRATION	9
4.1	Committee	9
4.2	Actions and Interpretations by the Committee	9
4.3	Authority of Committee	9
4.4	Delegation	10
4.5	Indemnification	10
ARTICLE 5	SHARES SUBJECT TO THE PLAN	11
5.1	Number of Shares	11
5.2	Share Counting	11
5.3	Stock Distributed	12
5.4	Limitation on Awards	12
5.5	Minimum Vesting Requirements	13
ARTICLE 6	ELIGIBILITY	13
6.1	General	13
ARTICLE 7	STOCK OPTIONS	13
7.1	General	13
7.2	Incentive Stock Options	14
ARTICLE 8	STOCK APPRECIATION RIGHTS	14
8.1	Grant of Stock Appreciation Rights	14
ARTICLE 9	RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS	15
9.1	Grant of Restricted Stock, Restricted Stock Units and Deferred Stock Units	15
9.2	Issuance and Restrictions	15
9.3	Dividends on Restricted Stock	15

9.4	Forfeiture	15
9.5	Delivery of Restricted Stock	15
ARTICLE 10	PERFORMANCE AWARDS	15
10.1	Grant of Performance Awards	15
10.2	Performance Goals	16
ARTICLE 11	QUALIFIED STOCK-BASED AWARDS	16
11.1	Options and Stock Appreciation Rights	16
11.2	Other Awards	16
11.3	Performance Goals	17
11.4	Inclusions and Exclusions from Performance Criteria	17
11.5	Certification of Performance Goals	17
11.6	Award Limits	17
ARTICLE 12	DIVIDEND EQUIVALENTS	18
12.1	Grant of Dividend Equivalents	18
ARTICLE 13	STOCK OR OTHER STOCK-BASED AWARDS	18
13.1	Grant of Stock or Other Stock-Based Awards	18
ARTICLE 14	PROVISIONS APPLICABLE TO AWARDS	18
14.1	Award Certificates	18
14.2	Form of Payment of Awards	18
14.3	Limits on Transfer	18
14.4	Beneficiaries	18
14.5	Stock Trading Restrictions	19
14.6	Acceleration upon Death or Disability	19
14.7	Effect of a Change in Control	19
14.8	Acceleration for Other Reasons	20
14.9	Forfeiture Events	20
14.10	Substitute Awards	20
ARTICLE 15	CHANGES IN CAPITAL STRUCTURE	21
15.1	Mandatory Adjustments	21
15.2	Discretionary Adjustments	21
15.3	General	21
ARTICLE 16	AMENDMENT, MODIFICATION AND TERMINATION	21
16.1	Amendment, Modification and Termination	21
16.2	Awards Previously Granted	22

16.3	Compliance Amendments	22
ARTICLE 17	GENERAL PROVISIONS	22
17.1	Rights of Participants	22
17.2	Withholding	23
17.3	Special Provisions Related to Section 409A of the Code	23
17.4	Unfunded Status of Awards	24
17.5	Relationship to Other Benefits	24
17.6	Expenses	24
17.7	Titles and Headings	24
17.8	Gender and Number	24
17.9	Fractional Shares	25
17.10	Government and Other Regulations	25
17.11	Governing Law	25
17.12	Severability	25
17.13	No Limitations on Rights of Company	25

MOVE, INC.
2011 INCENTIVE PLAN

ARTICLE 1
PURPOSE

     1.1. GENERAL. The purpose of the Move, Inc. 2011 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Move, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2
DEFINITIONS

     2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

     (a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

     (b) “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

     (c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

     (d) “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

     (e) “Board” means the Board of Directors of the Company.

     (f) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company, material breach by the Participant of any published Company code of conduct or code of ethics; intentionally engaging in activity that is in conflict with or adverse to the business or other interests of the Company; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

     (g) “Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

     (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of Stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

     (ii) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation;

     (iii) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediately prior to such transaction or series of transactions;

     (iv) there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors;

     (v) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or

     (vi) any consummated transaction or series of related transactions that has the substantial effect of anyone or more of the foregoing.

     (h) “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

     (i) “Committee” means the committee of the Board described in Article 4.

     (j) “Company” means Move, Inc., a Delaware corporation, or any successor corporation.

     (k) “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, or (iii) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

     (l) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

     (m) “Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

     (n) “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

     (o) “Dividend Equivalent” means a right granted to a Participant under Article 12.

     (p) “Effective Date” has the meaning assigned such term in Section 3.1.

     (q) “Eligible Participant” means an employee (including a leased employee), officer, director or consultant of the Company or any Affiliate.

     (r) “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

     (s) “Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

     (t) “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

     (u) “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

     (v) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

     (w) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

     (x) “Incumbent Director” means a director who (1) is a director of the Company as of the Effective Date, (2) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, or (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     (y) “Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.

     (z) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

     (aa) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

     (bb) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

     (cc) “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

     (dd) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

     (ee) “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

     (ff) “Performance Award” means any award granted under the Plan pursuant to Article 10.

     (gg) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

     (hh) “Plan” means the Move, Inc. 2011 Incentive Plan, as amended from time to time.

     (ii) “Prior Plans” mean the Company’s 1999 Homestore.com, Inc. Stock Incentive Plan, 2000 Move.com, Inc. (Cendant) Stock Incentive Plan, 2000 Hessel Group, Inc. Stock Option Plan, 2000 Homewrite Incorporated Equity Incentive Plan, 2001 iPlace, Inc. Equity Incentive Plan and 2002 Homestore.com, Inc. Stock Incentive Plan, and the Company’s 2009 reserve for employment inducement awards established, in reliance on NASDAQ Listing Rule 5635(c)(4).

     (jj) “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

     (kk) “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

     (ll) “Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

     (mm) “Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

     (nn) “Retirement” means a Participant’s termination of employment with the Company or an Affiliate with the Committee’s approval after attaining any normal retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in question, as determined by the Committee in its reasonable judgment.

     (oo) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

     (pp) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 15, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 15.

     (qq) “Stock” means the $0.001 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

     (rr) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

     (ss) “Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

     (tt) “1933 Act” means the Securities Act of 1933, as amended from time to time.

     (uu) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3
EFFECTIVE TERM OF PLAN

     3.1. EFFECTIVE DATE. The Plan will become effective on the date that it is approved by the Company’s stockholders (the “Effective Date”).

     3.2. TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 4
ADMINISTRATION

     4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control. Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors that is approved and administered by a committee of the Board consisting solely of Independent Directors.

     4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

     4.3. AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:

     (a) Grant Awards;

     (b) Designate Participants;

     (c) Determine the type or types of Awards to be granted to each Participant;

     (d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

     (e) Determine the terms and conditions of any Award granted under the Plan;

     (f) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

     (g) Decide all other matters that must be determined in connection with an Award;

     (h) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

     (i) Make all other decisions, determinations and interpretations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

     (j) Amend the Plan or any Award Certificate as provided herein; and

     (k) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

     Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.

     4.4. DELEGATION.

     (a) Administrative Duties. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

     (b) Special Committee. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

     4.5. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

     5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 20,800,000, plus a number of additional Shares (not to exceed 10,000,000) underlying awards outstanding as of the Effective Date under the Company’s Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 20,800,000. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as awards granted thereunder shall remain outstanding.

     5.2. SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2.

     (a) Awards of Options and Stock Appreciation Rights shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one Share for each Share covered by such Awards, and Full Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1.54 Shares for each Share covered by such Awards.

     (b) The full number of Shares subject to the Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

     (c) Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

     (d) Shares withheld from an Award of Options or Stock Appreciation Rights to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant with respect to an Award of Options or Stock Appreciation Rights to satisfy tax withholding requirements shall not be added to the Plan share reserve.

     (e) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

     (f) Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

     (g) To the extent that the full number of Shares subject to a Full Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals or Shares withheld to satisfy tax withholding requirements, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

     (h) Substitute Awards granted pursuant to Section 14.10 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

     (i) Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

     5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

     5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

     (a) Options. The maximum aggregate number of Shares subject to Options granted under the Plan in any 12-month period to any one Participant shall be 4,000,000.

     (b) SARs. The maximum number of Shares subject to Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 4,000,000.

     (c) Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares underlying Awards of Restricted Stock or Restricted Stock Units under the Plan in any 12-month period to any one Participant shall be 2,500,000.

     (d) Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards under the Plan in any 12-month period to any one Participant shall be 2,500,000 Shares.

     (e) Cash-Based Awards. The maximum aggregate amount that may be paid with respect to cash-based Awards under the Plan to any one Participant in any fiscal year of the Company shall be $10,000,000.

     5.5. MINIMUM VESTING REQUIREMENTS. Except in the case of substitute Awards granted pursuant to Section 14.10, Full-Value Awards granted under the Plan to an Eligible Participant shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (a) the Committee may permit and authorize acceleration of vesting of such Full-Value Awards in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control (subject to the requirements of Article 11 in the case of Qualified Performance-Based Awards), and (b) the Committee may grant Full-Value Awards without the above-described minimum vesting requirements, or may permit and authorize acceleration of vesting of Full-Value Awards otherwise subject to the above-described minimum vesting requirements, with respect to Awards covering 10% or fewer of the total number of Shares authorized under the Plan.

ARTICLE 6
ELIGIBILITY

     6.1. GENERAL. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7
STOCK OPTIONS

     7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

     (a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.10) shall not be less than the Fair Market Value as of the Grant Date.

     (b) PROHIBITION ON REPRICING. Except as otherwise provided in Section 15.1, the exercise price of an Option may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

     (c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e), and may provide that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

     (d) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

     (e) EXERCISE TERM. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall have a period during which it may be exercised that is longer than ten years from the Grant Date.

     (f) NO DEFERRAL FEATURE. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

     (g) NO DIVIDEND EQUIVALENTS. No Option shall provide for Dividend Equivalents.

     7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8
STOCK APPRECIATION RIGHTS

     8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

     (a) RIGHT TO PAYMENT. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

     (1) The Fair Market Value of one Share on the date of exercise; over

     (2) The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

     (b) PROHIBITION ON REPRICING. Except as otherwise provided in Section 15.1, the base price of a SAR may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

     (c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, including a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

     (d) NO DEFERRAL FEATURE. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

     (e) NO DIVIDEND EQUIVALENTS. No SAR shall provide for Dividend Equivalents.

     (f) OTHER TERMS. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9
RESTRICTED STOCK, RESTRICTED STOCK UNITS
AND DEFERRED STOCK UNITS

     9.1. GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

     9.2. ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

     9.3 DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof), or (iii) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to stockholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant.

     9.4. FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy applicable performance goals during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

     9.5. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10
PERFORMANCE AWARDS

     10.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee.

     10.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Without limiting the generality of preceding sentence, such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

ARTICLE 11
QUALIFIED PERFORMANCE-BASED AWARDS

     11.1. OPTIONS AND STOCK APPRECIATION RIGHTS. The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

     11.2. OTHER AWARDS. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

—	Revenue (premium revenue, total revenue or other revenue measures)
—	Sales
—	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)
—	Earnings (EBIT, EBITDA, Adjusted EBITDA, earnings per share, or other corporate earnings measures)
—	Net income (before or after taxes, operating income or other income measures)
—	Cash (cash flow, cash generation or other cash measures)
—	Stock price or performance
—	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)
—	Economic value added
—	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);
—	Market share
—	Improvements in capital structure
—	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)
—	Business expansion (acquisitions)
—	Internal rate of return or increase in net present value
—	Productivity measures
—	Cost reduction measures
—	Strategic plan development and implementation

     Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

     11.3. PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

     11.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA. The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

     11.5. CERTIFICATION OF PERFORMANCE GOALS. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that, or to what extent, the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

     11.6. AWARD LIMITS. Section 5.4 sets forth (i) the maximum number of Shares that may be granted in any one-year period to a Participant in designated forms of stock-based Awards, and (ii) the maximum aggregate dollar amount that may be paid with respect to cash-based Awards under the Plan to any one Participant in any fiscal year of the Company.

ARTICLE 12
DIVIDEND EQUIVALENTS

     12.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, or (ii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to stockholders, or (B) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant.

ARTICLE 13
STOCK OR OTHER STOCK-BASED AWARDS

     13.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation (but subject to the last sentence of Section 5.5) Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14
PROVISIONS APPLICABLE TO AWARDS

     14.1. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

     14.2. FORM OF PAYMENT FOR AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

     14.3. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

     14.4. BENEFICIARIES. Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

     14.5. STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

     14.6. ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability:

     (i) all of that Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;

     (ii) all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and

     (iii) the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination as follows:

     (A) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the “target” level, and

     (B) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and

     (C) in either such case, there shall be a prorata payout to the Participant or his or her estate within sixty (60) days following the date of termination (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination.

     To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

     14.7. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

     (a) Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

     (b) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.3 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

     14.8. ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 14.6 or 14.7 above, and subject to Section 5.5 as to Full-Value Awards and Article 11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.8.

     14.9. FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

     14.10. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15
CHANGES IN CAPITAL STRUCTURE

     15.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares (reverse stock split), the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

     15.2 DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

     15.3 GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16
AMENDMENT, MODIFICATION AND TERMINATION

     16.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

     16.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

     (a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

     (b) The original term of an Option or SAR may not be extended without the prior approval of the stockholders of the Company;

     (c) Except as otherwise provided in Section 15.1, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and

     (d) No termination, amendment, or modification of the Plan shall in any material respect adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

     16.3. COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 17
GENERAL PROVISIONS

     17.1. RIGHTS OF PARTICIPANTS.

     (a) No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

     (b) Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

     (c) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.

     (d) No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

     17.2. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any issuance, exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment (or other arrangements acceptable to the Company) and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

     17.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

     (a) General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

     (b) Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service, as applicable, as applicable.

     (c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Company’s Chief Financial Officer) shall determine which Awards or portions thereof will be subject to such exemptions.

     (d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

          (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the “Required Delay Period”); and

          (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

     For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

     (e) Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

     (f) Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

     (g) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

     17.4. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

     17.5. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     17.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

     17.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     17.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     17.9. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

     17.10. GOVERNMENT AND OTHER REGULATIONS.

     (a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

     (b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

     17.11. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

     17.12. SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

     17.13. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

     The foregoing is hereby acknowledged as being the Move, Inc. 2011 Incentive Plan as adopted by the Board on March 21, 2011 and by the stockholders on June 15, 2011.

Move, Inc.

By:

Its:

MOVE, INC. ATTN: INVESTOR RELATIONS DEPT. 910 EAST HAMILTON AVENUE CAMPBELL, CA 95008
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34732-P11050	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MOVE, INC.				For	Withhold	For All
				All	All	Except
The Board of Directors recommends that you vote FOR all of the following nominees:
1.	Election of Directors			☐	☐	☐
	Nominees:
	01)	Joe F. Hanauer	04)	Roger B. McNamee
	02)	Steven H. Berkowitz	05)	V. Paul Unruh
	03)	Kenneth K. Klein	06)	Bruce G. Willison
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following proposals 2 through 6:		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Move, Inc.'s independent auditors for the fiscal year ending December 31, 2011.	☐	☐	☐

3.	To amend Move Inc.'s Bylaws to provide for a permitted size range for Move, Inc.'s Board of Directors of no fewer than 6 nor greater than 10 directors without shareholder approval.	☐	☐	☐

4.	To authorize an amendment, at the Board's discretion, of Move, Inc.'s Restated Certificate of Incorporation to reduce the number of authorized shares of common stock, such reduction corresponding proportionately with a contemplated 1-for-4 reverse stock split.	☐	☐	☐
			For	Against	Abstain
5.	To approve the Move, Inc. 2011 Incentive Plan.		☐	☐	☐

6.	To approve, on an advisory basis, the compensation paid to Move, Inc.'s named executive officers.		☐	☐	☐

The Board of Directors recommends that you vote "1 year" on the following proposal:		1 Year	2 Years	3 Years	Abstain

7.	To approve, on an advisory basis, the frequency of holding advisory votes to approve the compensation of the named executive officers of Move, Inc.	☐	☐	☐	☐

NOTE: Also, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34733-P11050
MOVE, INC.
Annual Meeting of Stockholders
June 15, 2011 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert J. Krolik and James S. Caulfield, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock or Series B Preferred Stock of Move, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of Move, Inc. to be held at 9:30 a.m., Pacific Time, on June 15, 2011, at the Company's offices located at 910 East Hamilton Ave., 6th Floor, Campbell, California 95008, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 THROUGH 6 AND IN FAVOR OF "1 YEAR" REGARDING PROPOSAL 7. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, OR IF CUMULATIVE VOTING IS REQUIRED, THE PERSON NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

IF YOU VOTE YOUR PROXY BY INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD. TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side